SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CTO REALTY GROWTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting

of Stockholders and

2021 Proxy Statement

CTO REALTY GROWTH, INC. 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date: May 26, 2021

Time: 2:00 p.m. eastern time

Location: Online Meeting Only – No Physical Location

AGENDA:

1.	Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2022 annual meeting of stockholders;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2021;

3.	Hold an advisory vote to approve executive compensation; and

4.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 29, 2021, are entitled to notice of, and to participate in and vote at, the 2021 annual meeting of stockholders (including any adjournments or postponements thereof, the “Annual Meeting”).

We hope you will be able to participate in the Annual Meeting. However, whether or not you plan to participate live in the Annual Meeting, you are urged to vote by telephone or online as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting. You may also request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials. If you submit your proxy (whether via internet, telephone or return of paper proxy card by mail) and then decide to participate live in the Annual Meeting and to vote your shares during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

Daytona Beach, Florida

April 15, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2021: CTO Realty Growth, Inc.’s proxy statement in connection with the Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission are available at: www.materials.proxyvote.com/22948Q.

CTO REALTY GROWTH, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held: May 26, 2021

CTO REALTY GROWTH, INC.

PROXY STATEMENT

Page
1	LETTER FROM THE CHAIRMAN

2	GENERAL INFORMATION

7	PROPOSAL 1: ELECTION OF DIRECTORS

11	DIRECTOR COMPENSATION FOR 2020

13	CORPORATE GOVERNANCE — COMMITTEES OF THE BOARD OF DIRECTORS

18	CORPORATE GOVERNANCE — HIGHLIGHTS AND ESG

23	BENEFICIAL OWNERSHIP OF COMMON STOCK

25	COMPENSATION DISCUSSION AND ANALYSIS

26	COMPENSATION RISKS

37	COMPENSATION COMMITTEE REPORT

38	SUMMARY COMPENSATION TABLE FOR 2018-2020

39	TOTAL REALIZED COMPENSATION TABLE FOR 2018-2020

40	GRANTS OF PLAN-BASED AWARDS DURING THE YEAR ENDED DECEMBER 31, 2020

41	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2020

43	OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2020

43	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

47	PAY RATIO

48	REPORT OF THE AUDIT COMMITTEE

50	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

52	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

52	OTHER MATTERS

52	DELINQUENT SECTION 16(a) REPORTS

53	STOCKHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

53	ANNUAL REPORT

LETTER FROM THE CHAIRMAN

Fellow Stockholders:

It is my pleasure to inform you that our 2021 Annual Meeting of Stockholders, our first annual meeting since successfully converting to a real estate investment trust (REIT), will be conducted online on Wednesday, May 26, 2021. The virtual nature of the meeting will enable us to increase stockholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote and submit questions from their home or any remote location with internet connectivity. Information on how to participate in this year’s virtual meeting can be found beginning on page 3. For all of you who participate, whether live or by proxy, we thank you for your investment in the Company and for taking part in the election of directors and voting on the other proposals brought before our stockholders.

Since the Company does not have a staggered Board of Directors, all of our Board members stand for election every year. In addition to the director election, there are two routine proposals to be voted on—ratification of our auditors and an advisory vote on executive compensation.

As discussed in detail in the Compensation Discussion and Analysis section, the Compensation Committee of the Board of Directors, under the direction of the Board, continued to administer and refine our executive compensation program, which was restructured in early 2017. We believe that our compensation program enhances the link between pay and performance, and effectively aligns management with the interests of the Company’s stockholders.

Our executive compensation program, similar to many other companies’ compensation programs, consists of a blend of base salary, service-based equity incentive compensation, and performance-based cash and equity incentive compensation. Under the program, the Compensation Committee establishes at the beginning of each year a set of objective, measurable metrics that will be used to evaluate management’s performance, both on an annual and long-term basis. The metrics are weighted to reflect the Company’s progress and priorities in executing our business plan. Rigorous performance goals are also established each year for each metric, with “threshold,” “target” and “outperform/maximum” performance levels set for each metric. The metrics and weighting are reviewed each year and adjusted as necessary based on the Company’s progress in executing our business plan. All of these decisions are made in a manner designed to incentivize management to execute our business plan in a manner that will increase the value of the Company’s assets and maximize return to our stockholders.

Our 2020 proved to be a transformational year in which we accomplished many of the Company’s long term business objectives, notwithstanding the many challenges presented by the COVID-19 pandemic—please see our 2020 Annual Report on Form 10-K and letter to stockholders from our CEO John Albright for additional discussion. Our accomplishments for 2020 included preparation for the REIT status election for fiscal year 2020, and further progress in monetizing our remaining Daytona Beach land and other non-income producing assets. We also weathered a global pandemic with minimal impact to the rental income stream from our income property portfolio, both for the Company as well as for Alpine Income Property Trust, Inc., which we launched as an externally-advised, single-tenant, net-lease REIT in November 2019. We were able to successfully redeploy the proceeds from the Alpine IPO and from our land monetization activities in a tax-efficient manner into a strong portfolio of multi-tenant income properties. These newly-acquired properties reflect our new focus on higher-return, multi-tenant properties in strong U.S. markets.

Notwithstanding the challenges presented to the Company during 2020, we achieved a great deal of success. Our executive officers achieved slightly above the “threshold” level of performance for two of the three objective elements of their annual performance goals, and slightly below “target” for the third. With respect to long-term performance-based equity incentive compensation, performance shares awarded in January of 2018 vested in early 2021. Based on the Company’s total shareholder return relative to our peer group during the three-year performance period, the performance shares awarded in 2018 vested slightly below the “target” level of performance. A discussion of our annual and long-term incentive plans can be found beginning on page 29.

We are very pleased with the Company’s 2020 results and our management team’s performance, and hope you will enjoy reading the more detailed Compensation Discussion and Analysis section in the pages that follow.

Sincerely,

Laura M. Franklin

Chairman of the Board

CTO Realty Growth, Inc.

CTO REALTY GROWTH, INC. 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board of Directors” or “Board”) of CTO Realty Growth, Inc., a Maryland corporation (the “Company,” “we,” “our” and “us”), is soliciting proxies for use at the 2021 annual meeting of stockholders to be held on Wednesday, May 26, 2021 at 2:00 p.m. eastern time (including any adjournments or postponements thereof, the “Annual Meeting”). The Annual Meeting will be held online in a “virtual only” format.

On or about April 15, 2021, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2020 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares by telephone, over the Internet, or by mail. You will not receive a printed copy of the proxy materials and Annual Report unless you request them. If you would like to receive a printed copy of the proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in this proxy statement. These matters include: (1) the election of six directors for one-year terms expiring at the 2022 annual meeting of stockholders; (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2021; and (3) an advisory vote to approve executive compensation. We will also consider any other business that properly comes before the Annual Meeting. This proxy statement provides you with detailed information about these matters.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting is March 29, 2021. The record date was established by our Board as required by the laws of the State of Maryland and the second amended and restated bylaws of the Company (the “Bylaws”). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of our common stock that you owned on the record date on every matter properly submitted for stockholder vote at the Annual Meeting. Our charter and Bylaws do not provide for cumulative voting for the election of directors.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on March 29, 2021. At the close of business on March 29, 2021, there were 5,957,079 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter, or 2,978,540 shares of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or by mailing a proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	Online during the Annual Meeting.

Even if you plan to participate live in the Annual Meeting, we encourage you to vote now by telephone, over the Internet, or by mail. Please carefully read the instructions on the Internet Availability Notice on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.” You will be a record holder if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”). If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares, but not the record holder.

How do I vote if my shares are registered in my name? Voting by telephone, over the Internet, or by mail: If you are a stockholder of record, you can vote by telephone, over the Internet, or by mail. The Internet Availability Notice contains instructions for voting by telephone or over the Internet. You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice. Please promptly vote by telephone, over the Internet or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting during the meeting: If you plan to participate live in the Annual Meeting, you can vote during the meeting. To vote while participating live in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/CTO2021. You will need to provide your sixteen-digit control number located on your notice, proxy card or email.

How do I vote if my shares are held in “street name”? Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” stockholders the opportunity to vote by telephone or over the Internet. Voting instruction forms will provide instructions for stockholders whose banks or brokerage firms are participating in such programs.

Voting while participating live in the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to participate live in the Annual Meeting and to vote your shares during the meeting, you should log on to www.virtualshareholdermeeting.com/CTO2021. You will need to provide your sixteen-digit control number located on your notice, voter instruction form or email.

Who will count the votes?

Representatives of Broadridge Investor Communication Solutions will count the votes and will serve as the independent inspector of election.

Can I revoke my proxy or change my vote? If your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at CTO Realty Growth, Inc., P.O. Box 10809, Daytona Beach, Florida 32120-0809;

●	By duly signing and delivering a proxy card that bears a later date; or

●	By participating live in the Annual Meeting and voting during the meeting.

How does the Board recommend that I vote? The Board unanimously recommends that you vote as follows:

VOTING MATTERS AND BOARD RECOMMENDATIONS

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Description of Proposal	Recommendation

PROPOSAL 1: Election of Directors	FOR ALL BOARD NOMINEES
We have nominated six directors for election for one-year terms expiring at the 2022 annual meeting of stockholders.

PROPOSAL 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR
The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2021.

PROPOSAL 3: Advisory Vote to Approve Executive Compensation	FOR

The Company is providing its stockholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables. The advisory vote to approve the executive compensation described in Proposal 3 is referred to as a “say-on-pay” vote.

The Board is not aware of any other matters that may properly be brought before the meeting. If any other matters are properly presented at the Annual Meeting and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named in the proxy card will have the discretion to vote on those matters for you.

What happens if I return an unmarked proxy card? Unless indicated otherwise on your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted to elect all six nominees as directors, to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2021 and to approve our executive compensation as disclosed pursuant to Item 402 of Regulation S-K.

How many votes are needed to approve each of the proposals assuming a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors. The vote of a majority of all votes cast for and against a nominee at a meeting at which a quorum is present is necessary for the election of a director. Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2021. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the auditor ratification proposal. Abstentions are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal.

Proposal 3: Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the say-on-pay proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your shares may be voted on the auditor ratification proposal (Proposal 2) if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (the “NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other proposals being considered and voted on by stockholders at the Annual Meeting are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.

What does it mean if I receive more than one Internet Availability Notice? Some of our stockholders hold their shares in more than one account and may receive separate Internet Availability Notices for each of those accounts. If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.

Whom should I call if I need copies of the proxy materials? If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800-579-1639 or (iii) send an email to sendmaterial@proxyvote.com. When sending an email, please include your control number in the subject line. Unless requested you will not otherwise receive a paper or email copy of the meeting materials.

Who pays for the solicitation of proxies and who participates in the solicitation of proxies? We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing and mailing. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, employees, and agents will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our Annual Report are available at www.materials.proxyvote.com/22948Q.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days after the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed in an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the Securities and Exchange Commission (the “SEC”) and made available on our website at www.ctoreit.com.

PROPOSAL 1: ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD’S SIX NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

At our 2020 annual meeting of shareholders (the “2020 Annual Meeting”), all seven of the director candidates nominated by our Board were re-elected for one-year terms expiring at the Annual Meeting. The Board has determined that the Board will, upon completion of the director election at the Annual Meeting, be comprised of six rather than seven members.

Based upon the recommendation of the Board of Directors’ Governance Committee (the “Governance Committee”), Ms. Franklin and Messrs. Albright, Brokaw, Gable, Haga and Wold have each been nominated by the Board to be re-elected to the Board for new one-year terms expiring at our 2022 annual meeting of stockholders.

All of the Board’s nominees for election as directors are currently directors and have been re-nominated by the Board. Each of the Board’s nominees has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.

Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons named below who have been recommended to the Board by the Governance Committee as nominees for director. If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

The 2021 election of directors is an uncontested election, so the election of Ms. Franklin and Messrs. Albright, Brokaw, Gable, Haga and Wold will require that each director nominee receive a majority of all votes cast for and against that nominee (meaning the number of votes cast “for” the nominee must exceed the number of votes cast “against” that nominee). Abstentions and any broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Our Board of Directors recommends a vote “FOR” the election of Ms. Laura M. Franklin, and Messrs. John P. Albright, George R. Brokaw, R. Blakeslee Gable, Christopher W. Haga and Casey R. Wold as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.

Biographical information regarding the Board’s director nominees standing for election, including business experience for at least the past five years, their age, the year they began serving as our director, and other public companies for which they have served on the board of directors in the past five years, is provided below. In addition, the experience, qualifications, attributes, and skills considered by the Governance Committee and our Board in determining to nominate the director nominees are provided below.

NOMINEES STANDING FOR ELECTION
JOHN P. ALBRIGHT Age: 55 Director Since: 2012

President and Chief Executive Officer of the Company since August 2011, and President and Chief Executive Officer of Alpine Income Property Trust, Inc., an affiliate of the Company, since 2019. Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley. Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking.

Mr. Albright is a graduate of Southern Methodist University with a B.A. in Business Administration.

GEORGE R. BROKAW Age: 53 Director Since: 2018

Mr. Brokaw is currently a private investor through his family office and related investment vehicles. Mr. Brokaw was recommended to our Board by Messrs. Albright and Haga.

Mr. Brokaw also serves as a director of DISH Network Corporation, Modern Media Corporation, Alico, Inc., and Asia Research & Capital Management. Mr. Brokaw has previously served in a senior capacity at several investment firms including as a Managing Partner of Trafelet Brokaw & Co. LLC, Managing Director at Highbridge Principal Strategies, LLC, and as a Managing Partner and Head of Private Equity at Perry Capital, LLC. As an investment banker, he also served as Managing Director of Lazard Freres & Co. LLC. Mr. Brokaw has served as a director to several companies, including: American Energy Partners Inc., Capital Business Credit LLC, Timberstar, and Value Place Holdings LLC. Mr. Brokaw received a B.A. degree from Yale University and J.D. and M.B.A. degrees from the University of Virginia. Mr. Brokaw is a member of the New York Bar.

Mr. Brokaw is a member of the Audit and Compensation Committees.

LAURA M. FRANKLIN Age: 60 Director Since: 2016

Chairman of the Board of the Company since May 2017. Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust (Washington REIT) and, since 2017, a member of the Board of Directors of The Chevy Chase Land Company, a private mixed-use commercial real estate company in Chevy Chase, Maryland.

Ms. Franklin is a graduate of University of Maryland with a B.S. in Accounting and is a Certified Public Accountant. During her 22-year tenure at Washington REIT, she led the financial, human capital and information technology (IT) functions including Accounting, Tax, SEC Reporting, Treasury, Human Resources and IT. As an executive, she played a key role in strategic planning as well as worked closely with the chairmen of the compensation and audit committees. Prior to joining Washington REIT, she was employed by the public accounting firm, CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin is a member of the American Institute of Certified Public Accountants (AICPA).

R. BLAKESLEE GABLE Age: 50 Director Since: 2018

Chief Executive Officer of Barron Collier Companies, a fourth-generation private investment, agriculture, and land development company based in Naples, Florida. Mr. Gable joined Barron Collier Companies in 1999. Mr. Gable was recommended to our Board by Mr. Wold.

Mr. Gable is a graduate of Tulane University with a B.A. in History. Prior to becoming CEO of Barron Collier Companies, he served in various leadership roles, including project manager during the establishment of the new hometown, Ave Maria, Florida; and vice president of mineral management and real estate. Mr. Gable now oversees a team of 175 employees, 1.3 million square feet of commercial properties, private land holdings of more than 80,000 acres, and one of South Florida’s largest citrus operations. For five years after having received his undergraduate degree, Mr. Gable was Legislative Director of United States Representative Ed Pastor (AZ) in Washington, D.C. Upon moving back to Florida, he received a Master’s degree in Business Administration from the Executive MBA program of Florida Gulf Coast University. Mr. Gable currently serves as Chairperson of the Florida Gulf Coast University Board of Trustees. He has also served on the Board of Enterprise Florida, a Trustee of the area YMCA, a Director of The Immokalee Foundation. Mr. Gable is a member of the Audit and Governance Committees.

CHRISTOPHER W. HAGA Age: 53 Director Since: 2017

Mr. Haga is currently a private investor and consultant.

Mr. Haga is a graduate of the University of North Carolina at Chapel Hill with a B.S. in Business Administration, and also received an M.B.A. from the Darden School at the University of Virginia. Mr. Haga has over 25 years of experience in finance and investments, including over 20 years of managing risk in traded credit and private debt and equity. Mr. Haga has served on a number of public and private company boards, including as chairman of the board of directors for Barbican Group Holdings Limited, a Lloyd’s-based reinsurance group, and the board of SWK Holdings Corporation (OTC: SWKH), a public company. Mr. Haga most recently served as Head of Strategic Investments with Carlson Capital, L.P., an alternative asset management firm, which he joined in 2003. Prior to his tenure at Carlson, he spent five years in London with Lehman Brothers, primarily in the structured finance department. He has also been an investment banker or principal investor at RBC Capital Markets, Stephens & Co. and Alex. Brown & Sons. Mr. Haga is a member of the Audit, Compensation and Governance Committees.

CASEY R. WOLD Age: 62 Director Since: 2017

Founder, Managing Partner and Chief Executive Officer of Vanderbilt Office Properties, a real estate investment manager, since 2014.

Mr. Wold received his Bachelor of Science degree in Finance from the University of Illinois and a M.S. in Real Estate from Southern Methodist University. From 2004 to 2014, Mr. Wold served as Senior Managing Director at Tishman Speyer. Prior to that, Mr. Wold served as President of TrizecHahn Office Properties. Mr. Wold served as Chief Investment Officer and Chief Operating Officer of Trizec Office Properties when the U.S. subsidiary went public as a REIT in 2002. Mr. Wold has served on the boards of Trizec Office Properties and Captivate Networks, Inc. Mr. Wold is a member of the Compensation Committee and the Governance Committee.

There are no family relationships among our directors or executive officers.

DIRECTOR COMPENSATION FOR 2020

The following table shows the annual compensation paid to non-employee directors for services performed in 2020:

NAME	Stock Awards ($)(1)	Fees Earned or Paid in Cash(2)	All Other Compensation(3)	Total ($)

George R. Brokaw	$19,962	$58,162	$0	$78,124

Laura M. Franklin	$19,962	$119,600	$0	$139,562

R. Blakeslee Gable	$19,962	$58,125	$0	$78,087

Christopher R. Haga	$19,962	$65,630	$0	$85,592

Howard C. Serkin	$19,962	$62,068	$0	$82,030

Casey R. Wold	$19,962	$59,061	$0	$79,023

Total 2020 Director Compensation	$119,772	$422,646	$0	$542,418

(1)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee directors during 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See below under “Stock Compensation” for the methodology used to calculate the number of shares awarded to each non-employee director.

(2)

For 2020, Ms. Franklin and Messrs. Brokaw, Gable, Haga, Serkin and Wold elected to receive their board and committee meeting fees and their annual $40,000 retainer payment in common stock of the Company, which resulted in such directors being awarded the following share amounts in lieu of cash: Ms. Franklin: 1,275; Mr. Brokaw: 1,357; Mr. Gable: 1,354; Mr. Haga: 1,525; Mr. Serkin: 1,444; Mr. Wold: 1,372. See below under “Stock Compensation” for the methodology used to calculate the number of shares of common stock awarded to each director.

(3)

We pay or reimburse directors for reasonable expenses incurred in attending Board or Committee meetings, such as automobile mileage or airfare, which amounts are not included as fees or other compensation.

Cash Compensation

It is our policy that our employee-directors do not receive compensation for their service as members of our Board of Directors.

The Compensation Committee, with assistance from its independent compensation consultant, Korn Ferry (US) (“Korn Ferry”), oversees director compensation and reviews the appropriateness of our non-employee directors’ cash compensation on an annual basis. In the fall of 2017, Korn Ferry prepared a comprehensive benchmarking of our non-employee director compensation program against the compensation programs provided by our peer companies, and reviewed this benchmarking in detail with the Compensation Committee.

Under our non-employee director cash compensation program, non-employee members of our Board earn cash retainer fees quarterly in arrears. Upon review and discussion of the benchmarking of our non-employee director compensation program with assistance from Korn Ferry, in January 2019, our Board of Directors approved the cash and equity compensation detailed below.

Each non-employee director earned an annual cash retainer of $40,000 (prorated for partial-year terms, as applicable), as compensation for service as a director, plus $1,500 for each board meeting attended in person. In addition, Ms. Franklin earned an additional retainer of $65,000 for her service as Chairman of the Board. The Chairmen of the Compensation and Governance Committees, and the Chairman of the Audit Committee, earned $2,000 and $4,000, respectively, for each committee meeting attended in person. Non-chairman members of the Compensation Committee and the Governance Committee earned $1,000 for each committee meeting attended in person, and Audit Committee non-chairman members earned $2,000 for each committee meeting attended in person. For Board and committee meetings via conference call, each director or committee member earned $1,000 and the Chairmen earned $1,500. As an employee of the Company, Mr. Albright, our President and Chief Executive Officer (“CEO”), did not receive any compensation for serving as a director and is not a member of any committee of the Board. All retainers and meeting fees are paid quarterly in arrears.

In February 2019, the Board adopted the Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which memorialized the director cash compensation fee schedule described above, a copy of which is available in the Investor Relations section of our website (www.ctoreit.com). The Compensation Committee will review the Director Compensation Policy annually with the assistance of its independent compensation consultant and recommend for Board approval any changes it deems appropriate.

In February 2021, after consultation with Korn Ferry, the Board amended the Director Compensation Policy to eliminate director fees for individual meetings, and instead to provide for compensation for each director’s service as chairmen or members of Board committees. Effective as of January 2021, the chairman of the Audit Committee will receive an additional annual retainer of $15,000, with non-chairman members of the Audit Committee receiving an additional annual retainer of $7,500; and the chairmen of the Compensation and Governance Committees will each receive an additional annual retainer of $10,000, with non-chairman members of those committees receiving an additional annual retainer of $5,000. These amounts will be payable quarterly in arrears.

Stock Compensation

For 2020, each non-employee director had the option to receive his or her cash compensation in shares of Company common stock rather than cash. For 2020, Ms. Franklin and Messrs. Brokaw, Gable, Haga, Serkin and Wold elected this option with respect to their annual $40,000 retainer and meeting fees. The number of shares awarded to the directors making such election was calculated by dividing (i) the sum of (A) the amount of the quarterly retainer payment due to such director plus (B) meeting fees earned by such director during the quarter, by (ii) the 20-day trailing average closing price of the Company’s common stock as of the last business day of the quarter for which such payment applied, rounded down to the nearest whole number of shares.

Korn Ferry’s comprehensive benchmarking of non-employee director compensation included an assessment of equity awards offered by our peer companies, which was reviewed in detail with the Compensation Committee. In February 2019, our Compensation Committee recommended, and the Board approved, the inclusion of an annual award of the Company’s common stock valued at $20,000 (the “Annual Award”) in the Director Compensation Policy. Under the Director Compensation Policy, commencing in 2019, each non-employee director serving as of the beginning of each calendar year shall receive the Annual Award. The number of shares awarded each year will be calculated based on the 20-day trailing average closing price of the Company’s common stock as of the date two business days prior to the date of the award, rounded down to the nearest whole number of shares. For 2020, this resulted in an award of 313 shares to each of our non-employee directors on February 24, 2020. In accordance with the Company’s stock ownership guidelines, shares constituting the Annual Award may not be sold or otherwise disposed of for the duration of such non-employee director’s service as a member of the Board.

In February 2021, after consultation with Korn Ferry, the Board amended the Director Compensation Policy to increase the Annual Award from $20,000 to $35,000, effective as of January 1, 2021.

Director Stock Ownership Guidelines

To further align the interests of our directors with stockholders, the Board has adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of our common stock equal in value to five times the non-employee directors’ annual cash retainer (i.e., $200,000). New directors are expected to meet the standards set forth in the guidelines within five years after the date of his or her election to the Board. Compliance is measured on the first trading day of each calendar year. A copy of our stock ownership guidelines is available in the Investor Relations section of our website (www.ctoreit.com).

CORPORATE GOVERNANCE — COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines

Our Board is committed to responsible and effective corporate governance, and regularly monitors developments in the area of corporate governance. Our Corporate Governance Guidelines compile governance policies and procedures described in our governing documents, various charters and policies, and memorialize other policies and principles that we follow. The Corporate Governance Guidelines discuss Board responsibilities, organization, composition, and qualifications, address director compensation, and set forth guidance regarding the evaluation of our CEO and succession planning, among other matters. The Governance Committee is responsible for reviewing the Corporate Governance Guidelines at least annually. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website (www.ctoreit.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Independent Directors

During 2020, the Company’s common stock traded on the NYSE American stock exchange (“NYSE American”), and on February 1, 2021, the Company’s common stock began trading on the NYSE. The listing standards of the NYSE require that we have a Board with at least a majority of independent directors. The Board annually determines the independence of our directors based on these listing standards. No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, are independent pursuant to Section 303A.02 of the NYSE Listed Company Manual (the “NYSE Manual”):

● George R. Brokaw ● R. Blakeslee Gable ● Howard C. Serkin	● Laura M. Franklin ● Christopher W. Haga ● Casey R. Wold

When evaluating whether Mr. Brokaw was independent pursuant to Section 303A.02 of the NYSE Manual, our Board considered the impact of the Brokaw Consulting Agreement (as such term is defined below). During the second quarter of 2018, the Company entered into a transaction (the “Mitigation Bank Transaction”) which consisted of the sale to an unaffiliated third party of an approximately 70% interest in an entity (the “Venture”) that holds approximately 2,492 acres of land that had been permitted for the creation of a wetlands mitigation bank. The Company retained an approximately 30% non-controlling interest in the Venture. In connection with the Mitigation Bank Transaction, the Venture and Mr. Brokaw entered into an agreement dated as of June 7, 2018 (the “Brokaw Consulting Agreement”), whereby Mr. Brokaw provided certain consulting services to the Venture, in exchange for which the Venture makes certain payments to Mr. Brokaw. For the years ended December 31, 2018, 2019 and 2020, the total amounts paid to Mr. Brokaw under the Brokaw Consulting Agreement were $56,667, $75,000 and $68,333, respectively. No future payments are expected under the Brokaw Consulting Agreement, as the agreement expired in the second quarter of 2020. Other than the Brokaw Consulting Agreement, there are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Ms. Franklin and Messrs. Albright, Brokaw, Gable, Haga, Serkin and Wold.

Our independent directors hold an executive session either prior to or following each regularly-scheduled quarterly Board of Directors meeting (and as necessary at other Board meetings), separate from management and any other non-independent directors. Ms. Franklin, as chairman of the Board, leads these executive sessions.

Director Attendance at Meetings

During 2020, our Board of Directors held four regularly-scheduled meetings, one in person and three via video conference, plus six additional telephonic meetings. All of the current members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during 2020.

Our policy is to encourage members of the Board of Directors to participate in the annual meeting of stockholders. All directors then serving on the Board participated in the 2020 Annual Meeting, which was held in virtual format.

Audit Committee

The Board has established an Audit Committee. In 2020, the Audit Committee held four regularly-scheduled meetings, one in-person and three via video conference, plus one additional telephonic meeting. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our system of internal control over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes, generally. Grant Thornton LLP, our independent auditor for our fiscal year ended December 31, 2020, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board. The current charter of the Audit Committee is available in the Investor Relations section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Serkin has been the Chairman of the Audit Committee since July 20, 2016, and Messrs. Brokaw, Gable and Haga are members of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent under the listing standards of the NYSE, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All Audit Committee members possess the level of financial literacy required by the listing standards of the NYSE. Mr. Serkin, as Chairman of the Audit Committee, along with Mr. Brokaw, meet the current standard of requisite financial management expertise as required by the NYSE and are “audit committee financial experts” as defined by rules adopted by the SEC.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

Compensation Committee

The Board has established a Compensation Committee. In 2020, the Compensation Committee held one in-person meeting and four telephonic meetings. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our Board members, our CEO and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the Company’s Second Amended and Restated 2010 Equity Incentive Plan (the “Equity Incentive Plan”) and the 2017 Executive Annual Cash Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board the approval of compensation for the named executive officers. The full Board (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of Mr. Albright, our President and CEO. Mr. Albright provides annual recommendations regarding the compensation of the other named executive officers and all other officers and managers.

In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant.

The Compensation Committee acts under a written charter adopted by the Board. The current charter of the Compensation Committee is available in the Investor Relations section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Haga has been the Chairman of the Compensation Committee since July 29, 2020, and Messrs. Brokaw and Wold are members of the Compensation Committee. The Board has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE.

Governance Committee

The Board has established a Governance Committee. In 2020, the Governance Committee held one in-person meeting and one telephonic meeting. The Governance Committee was formed to perform the functions of a nominating committee and as such recommends to the Board individuals who are qualified to become members of the Board. The Governance Committee uses criteria developed by the Governance Committee and approved by the Board to recommend nominees for the election of directors at the annual meeting of stockholders or when vacancies otherwise occur.

The Governance Committee operates under a formal charter that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Investor Relations section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Gable has been the Chairman of the Governance Committee since July 29, 2020, and Messrs. Haga, Serkin and Wold are members of the Governance Committee. The Board has determined that all members of the Governance Committee are independent under the listing standards of the NYSE.

Consideration of Director Nominees

The Governance Committee will consider recommendations from stockholders of candidates for membership on the Board. To recommend a candidate to the Governance Committee, stockholders should submit recommendations in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. A nominating recommendation must be accompanied by the following information concerning each recommending stockholder: (a) the name and address, including telephone number, of the recommending stockholder; (b) the number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held; (c) if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and (d) a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: (a) the name, business address, and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class or series and number of shares of our capital stock or other securities, if any, which are owned beneficially and of record by the proposed nominee; and (d) any other information regarding the proposed nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, had the proposed nominee been nominated by the Board. The nominating recommendation must also describe all relationships between the proposed nominee, his immediate family, and the recommending stockholder, including management of any corporate stockholder, and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination. The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Governance Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance. The statement should include whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Governance Committee (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose) and, if nominated and elected, to serve as a director. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Director candidates recommended by stockholders in accordance with these procedures will be evaluated and considered by the Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of our stockholders. The requirements and procedures to be followed by stockholders wishing to directly nominate a director at our annual meeting of stockholders are discussed under “Stockholder Proposals and Director Candidate Nominations” on page 53 of this proxy statement.

The Governance Committee has established specific, minimum qualifications that must be met by a Governance Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the NYSE. In addition, a nominee should demonstrate high ethical standards and integrity and be accountable for boardroom decisions (no individual will be nominated to be a director of the Company where the Governance Committee has determined that the individual has demonstrated a lack of ethical standards, as evidenced by a material violation of applicable law, regulations, stock exchange listing standards or the Company’s Code of Business Conduct and Ethics); should have the ability to provide thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to our achievement of exceptional performance standards to benefit our customers, stockholders, employees, and communities; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Governance Committee considers potential candidates for director, which may come to the Governance Committee’s attention through current Board members, stockholders, professional search firms, or other persons. In addition to the specific minimum qualifications described above, the Governance Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and local and state business, political, and governmental contacts which would be beneficial to us; and experience on the boards of other public companies. The Governance Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of stockholders.

The Governance Committee believes that its criteria and desired qualities and skills lead to nominees with a broad diversity of experience, skills, and backgrounds. The Governance Committee does not assign specific weights to its criteria and no specific quality or skill is applicable to all prospective nominees. While we do not have a formal policy on diversity, the Governance Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board and each director and periodically reviews the Company’s corporate governance guidelines.

Majority and Plurality Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes cast “for” their election will be elected to serve as directors. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. Under a majority voting standard, a director nominee will be elected if the number of votes cast “FOR” a director nominee exceeds the number of votes cast “AGAINST” that director nominee.

If an incumbent director nominee does not receive a greater number of “FOR” votes than “AGAINST” votes, he or she must promptly tender his or her resignation to the Board following certification of the vote, which resignation would be effective upon acceptance by the Board. The Governance Committee would consider the resignation offer and recommend to our Board the action to be taken. The Governance Committee and the Board would be entitled to consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board would take action with regard to any such resignations within 90 days following certification of the vote, unless such action would cause us to fail to comply with any applicable stock exchange listing requirement or any rule or regulation promulgated under the Exchange Act, in which event our Board would take action as promptly as practicable while continuing to meet such requirement, rule, or regulation. Our Board also would promptly disclose publicly its decision and the reasons therefor. If our Board elected not to accept any such resignation, the director would continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor were to be duly elected and qualified, or until his or her prior resignation, death, or removal. If our Board were to accept such resignation, then our Board, in its sole discretion, would have the ability to fill any resulting vacancy.

The election of directors at the Annual Meeting is an uncontested election and therefore the majority voting standard applies.

CORPORATE GOVERNANCE — HIGHLIGHTS AND ESG

The Company regularly monitors developments in the area of corporate governance and seeks to enhance the Company’s corporate governance structure based upon a review of new developments and recommended best practices, taking into account investor feedback. Below are the highlights of our independent Board and leadership practices:

●	Annual Election of Directors. Our Board consists of a single class of directors who stand for election each year.

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Majority Voting Standard for Directors with Directors Resignation Policy. Our bylaws include a majority voting standard for the election of directors in uncontested elections. Any incumbent director who fails to receive the required vote for re-election must offer to resign from our Board.

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Independent and Diverse Board. We seek to maintain a diverse board primarily comprised of independent directors who represent a mix of varied experience, backgrounds, tenure and skills to ensure a broad range of perspectives is represented. Currently six of our seven directors are independent, including one female director, and all members serving on our Audit, Compensation and Governance Committees are independent.

●	Executive Sessions of our Board. An executive session of independent directors is held at each regularly-scheduled Board meeting.

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Chairman of the Board. Our Chairman of the Board ensures strong, independent leadership and oversight of our Board of Directors by, among other things, presiding at executive sessions of the non-management directors.

●	Board Evaluations. Our Governance Committee oversees annual evaluations of our Board as a whole and each director individually.

●	Regular Succession Planning. A high priority is placed on regular and thoughtful succession planning for our senior management.

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Risk Oversight by Full Board and Committees. A principal function of our Board is to oversee risk assessment and risk management related to our business. Oversight for specific areas of risk exposure is delegated to our Board committees.

●	Code of Ethics. A robust Code of Business Conduct and Ethics is in place for our directors, officers and employees.

●	Clawback Policy. Our Board has voluntarily adopted a formal clawback policy that applies to cash and equity incentive compensation.

●	Anti-Hedging and Anti-Pledging. Our directors, officers and employees are subject to anti-hedging and anti-pledging policies.

●	Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for stockholder consideration and vote.

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Sustainability. We strive to conduct our business in a socially responsible manner that balances consideration of environmental and social issues with creating long-term value for our Company and our stockholders.

●	Stockholder-requested Meetings. Our bylaws permit stockholders to request the calling of a special meeting.

●	Whistleblower Policy. Our Board of Directors has adopted a “whistleblower” policy.

Environmental, Social and Governance (“ESG”) Achievements and Initiatives

The Company is dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve, in addition to our workplace community. Below are some highlights of our commitment to ESG principles.

Environmental

The Company has a long history of partnering with other community members, including state and national governmental entities, to preserve and enhance the local environment. Some of our most notable actions are the following:

●	In 1997, the Company conveyed over 11,000 acres of its undeveloped land near Daytona Beach to the State of Florida to significantly enlarge the neighboring Tiger Bay State Forest.

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In 2018, the Company entered into the Mitigation Bank Transaction, forming a conservation mitigation bank on approximately 2,492 acres of its land; as a result, the land is permanently barred from development.

●	In 2018, the Company completed development of two beachfront restaurants in Daytona Beach, which included special lighting and other features to accommodate and enhance nesting of sea turtles.

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In 2019, the Company partnered with Derbyshire Place, a community center in Daytona Beach, to raise funds for and break ground on Derbyshire Place Community Garden, with the goal of bringing fresh fruit and vegetables, as well as hands-on learning opportunities for local residents, to an urban area in Dayton Beach considered a “food desert.”

●	In 2020, the Company completed a project working with the U.S. Environmental Protection Agency in restoring wetlands on certain land in Daytona Beach formerly owned by the Company.

Activities at our Headquarters

Our commitment to sustainability is largely demonstrated by how we manage day-to-day activities in our corporate offices. The buildout of our current headquarters space, completed in 2017, included LED lighting, automatic lighting control system, and a building management system that monitors and controls energy use. In addition, over the last year, we accomplished the following:

●	Increased our use of environmentally-friendly cleaning products and soaps throughout the office;

●	Broadened our use of recycled and sustainable forestry products, including paper and kitchen products;

●	Recycled over 500 pounds of computer and electronic equipment and all exhausted toner and ink cartridges;

●	Continue to utilize a digital board book application, allowing paperless administration of board of directors and board committee meetings; and

●	Continued to reduce the use of plastic water bottles, transitioning to a newly-installed filtered water dispenser.

Activities at our Portfolio

Many of our tenants demonstrate focus on positive environmental and social impacts through their comprehensive Corporate Responsibility programs. We support their operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities. When requested, we work with tenants to promote environmental responsibility and energy efficient facilities, including facilitating the application by our tenants to receive Energy Star property ratings or LEED green building certifications.

Social

We consider good corporate governance to include being a good corporate citizen. We believe that it is our responsibility to give back to our communities and that our ability to recruit and retain top talent, to be welcomed in our communities, and to withstand whatever challenges inevitably come our way depend on having established ourselves as being understanding of and responsive to the core values of the places in which we operate. As good stewards of our communities, the Company and its employees support educational programs as well as hospitals, museums and other community organizations. In addition, the Company matches certain charitable contributions made by our employees and directors.

Investing in our Employees

We strive to make the Company a great place to work and to attract and surround ourselves with the best and brightest. We want to enhance our team members’ lives in and out of the office as they progress and grow with the Company. By engaging with our employees and investing in their careers through training and development, we are building a talent pool capable of executing our business strategies.

Diversity

Diversity and inclusion is an organic part of who we are and is supported at all levels of the organization. The Company is an equal opportunity employer and considers qualified applicants regardless of race, color, religion, gender, sexual orientation, or national origin, age, disability, military or veteran status, genetic information, or other statuses protected by applicable federal, state, and local law. As of December 31, 2020, women represented 41% of our fulltime workforce. We believe that our success over the long run has been the result of the diverse backgrounds and perspectives of our employees, as well as our directors.

Employee Wellness

The health and wellness of our employees and their families are paramount and our comprehensive benefits package is designed to address the changing needs of employees and their dependents.

Health and Wellness

●	Company-paid medical, dental and life insurance;

●	Long-term disability insurance;

●	Short-term disability insurance;

●	Supplemental life insurance; and

●	Competitive vacation policy based on level and years of service including paid holidays, sick days and parental leave.

Financial

●	Company-sponsored 401(k) plan with generous employer matching contributions as described on page 34 below;

●	Long-term incentive plan, which includes incentive equity awards to all employees with tenure over 1 year; and

●	Charitable contribution matching program referenced above.

Governance

We are dedicated to maintaining a high standard for corporate governance predicated on integrity, ethics, diversity and transparency.

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our CEO to focus his time on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Ms. Franklin, an independent director, currently serves as the Chairman of the Board. Mr. Serkin, who is also an independent director, currently serves as the Vice Chairman of the Board and may fulfill the responsibilities of the Chairman in her absence. Upon Mr. Serkin’s retirement from the Board, a new Vice Chairman of the Board will be appointed.

Board Role in Risk Oversight

The Board has an active role in overseeing risk management. The Board regularly reviews information regarding our financial position, results of operations, liquidity, and cash flows, as well as the risks associated with each and generally with our businesses and business strategy. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee inquires of management, our internal auditor and our independent auditor about significant risks or exposures and assesses the steps management has taken to address or minimize such risks. While these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed through committee reports about such risks.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. We will provide a copy of our Code of Ethics for Principal Executive Officers and Senior Financial Officers to any person upon request and without charge. Any such request should be made in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

We have also adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of our Code of Business Conduct and Ethics is available in the Investor Relations section of our website (www.ctoreit.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Any amendment to, or waiver from, our Code of Ethics for Principal Executive Officers and Senior Financial Officers or our Code of Business Conduct and Ethics that is required to be disclosed to stockholders will be posted on our website within four business days following such amendment or waiver.

Clawback Policy.

In August 2016, we adopted an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any incentive-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of our material non-compliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The Board is authorized to administer this policy consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which our shares may be listed.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, all employees, including our executive officers, and non-employee directors are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions.

Any member of the Audit Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chairman of the Audit Committee, in the Audit Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, director, nominee for director or 5% stockholder of the Company, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. “Related party transaction” means any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or modification to such a transaction involving an amount of at least $120,000 in any calendar year in which the Company is a participant and in which a related party will have a direct or indirect material interest.

Executive officers and directors of the Company are required to submit full details of the related party transaction to the Audit Committee. The Audit Committee will then determine whether to ratify or approve the transaction. The Audit Committee considers, among other things:

●	the terms of the transaction and whether the terms are fair to the Company and are on the same basis as if the transaction did not involve a related party;

●	the reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of a non-employee director;

●	whether the transaction presents an improper conflict for any director or executive officer of the Company; and

●	the materiality of the transaction.

In 2020, no transactions were reviewed, ratified or approved pursuant to the Company’s related party transactions policy.

Communication with the Board of Directors

Stockholders and other individuals may communicate with the Board of Directors or one or more individual directors by writing to the Board of Directors or such director(s), c/o Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information as of March 29, 2021, unless otherwise noted, on the beneficial ownership of the shares of our common stock by:

●	Our directors;

●	Our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and General Counsel (collectively, our “named executive officers” or “NEOs”);

●	The directors and executive officers as a group; and

●	Beneficial owners of more than 5% of the outstanding shares of our common stock.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)

NAME	Restricted Stock		Options Exercisable Within 60 Days(2)	Other Shares Beneficially Owned		Percent of Class(3)

John P. Albright	18,443	(4)	35,167	122,058		2.9%

George R. Brokaw	-		-	13,325	(6)	*

Laura M. Franklin	-		-	7,430		*

R. Blakeslee Gable	-		-	5,941		*

Steven R. Greathouse	7,048	(4)	-	15,319		*

Christopher W. Haga	-		-	8,075	(7)	*

Matthew M. Partridge	9,131	(5)	-	1,200		*

Mark E. Patten	-		-	33,286		*

Howard C. Serkin	-		-	11,871		*

Daniel E. Smith	5,389	(4)	9,000	24,068	(8)	*

Casey R. Wold	-		-	7,313		*

Directors and named executive officers as a group (11 persons)	40,011		44,167	249,886	(9)	5.6%

5% Stockholders:

BlackRock, Inc.(10)	-		-	463,458		7.8%

Dynasty Invest Ltd.(11)	-		-	351,142		5.9%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents shares that may be acquired through stock options exercisable through May 29, 2021, comprised of (i) Mr. Albright’s February 26, 2016 award of 40,000 shares, which was equitably adjusted on January 20, 2021 as a result of the REIT Conversion Special Distribution, of which 35,167 shares remain unexercised; and (ii) Mr. Smith’s October 22, 2014 award of 10,000 shares, which was equitably adjusted on January 20, 2021 as a result of the REIT Conversion Special Distribution, of which 9,000 shares remain unexercised.

(3)

Based on 5,957,079 shares of common stock issued and outstanding as of March 29, 2021. The calculation in this column assumes that (i) all options owned by the named individual and exercisable within 60 days are exercised and (ii) none of the options owned by other named individuals are exercised.

(4)

Represents the following restricted stock grants to each of the indicated employees of the Company: (i) remaining shares of restricted stock awarded as part of year-end 2018 and 2019 compensation, the amount of which was equitably adjusted on January 20, 2021 as a result of the REIT Conversion Special Distribution; and (ii) restricted stock awarded as part of year-end 2020 compensation. Each of the indicated employees has the right to direct the voting of these shares of restricted stock.

(5)

Represents the following restricted stock grants: (i) restricted stock awarded to Mr. Partridge as part of year-end 2020 compensation; and (ii) restricted stock awarded to Mr. Partridge in connection with the commencement of his employment with the Company on October 1, 2020, the amount of which was equitably adjusted on January 20, 2021 as a result of the REIT Conversion Special Distribution. Mr. Partridge has the right to direct the voting of these shares of restricted stock.

(6)	Includes 1,286 shares held by the Babette Brokaw Revocable Trust, with respect to which Mr. Brokaw is both a beneficiary and a trustee.
(7)	Includes 1,543 shares held in UGTMA accounts for which Mr. Haga is the custodian.
(8)	Includes 15,232 shares over which Mr. Smith shares voting and investment power with his spouse.
(9)	Includes 18,061 shares regarding which directors and executive officers share voting and investment power with others.
(10)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock, Inc. (“Blackrock”) has sole power to vote or direct the vote of 456,519 shares of our common stock, and sole power to dispose or direct the disposition of 463,458 shares of our common stock. BlackRock does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock. The business address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(11)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 16, 2021, Dynasty Invest Ltd. (“Dynasty”), The MT Family Trust and Moris Tabacinic may be deemed to beneficially own an aggregate of 363,503 shares of our common stock. According to the Schedule 13G/A, as of December 31, 2020, Dynasty held 351,142 shares of our common stock, and The MT Family Trust held 12,361 shares of our common stock. Moris Tabacinic may also be deemed to beneficially own the 363,503 shares of our common stock held by Dynasty and The MT Family Trust. Moris Tabacinic is the President of Dynasty and the investment manager of The MT Family Trust. The business address for Dynasty is 1111 Kane Concourse, Suite 210, Bay Harbor Islands, FL 33154.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides an overview and analysis of the material elements of our compensation program and policies during the 2020 fiscal year for the following individuals, our NEOs.

●	John P. Albright, age 55, our President & CEO;

●	Steven R. Greathouse, age 43, our Senior Vice President & Chief Investment Officer (“CIO”);

●	Matthew M. Partridge, age 37, our current Senior Vice President, Chief Financial Officer & Treasurer (“CFO”);

●	Daniel E. Smith, age 55, our Senior Vice President, General Counsel & Corporate Secretary (“General Counsel”); and

●	Mark E. Patten, age 57, our former Senior Vice President & Chief Financial Officer.

Following this section is a series of tables containing specific information pertaining to the compensation earned in 2020 by our NEOs. The discussion below is intended to put the information contained in the tables into context with our overall compensation program.

Executive Summary

Company Performance. 2020 was unprecedented for the Company both in terms of challenges presented by a global pandemic and also the culmination of our multi-year process to reposition the Company into a high-quality publicly-traded diversified REIT. Highlights for the year include the following:

●

Completion of the Company’s REIT conversion and payment of a special distribution on the Company’s shares of common stock through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of common stock. In connection with the REIT conversion, the Company also re-domesticated from Florida to Maryland, as well as up-listed the Company’s stock from the NYSE American to the New York Stock Exchange.

●

Completed the redeployment of the proceeds received in late 2019 from (i) the monetization of most of our remaining legacy land holdings in Daytona Beach and (ii) the sale to Alpine (defined below), in connection with Alpine’s initial public offering, of 20 of our single-tenant properties. During 2020, we acquired three retail properties and one office property for total acquisition volume of $185.1 million, at a weighted average going-in cap rate of 7.8%, utilizing the 1031 like-kind exchange structure.

●

Implementation and execution of the acquisition growth strategy for Alpine Income Property Trust, Inc. (“Alpine”), an externally-advised, net-lease REIT managed by the Company that was formed in November 2019. During 2020, Alpine acquired 29 single-tenant net leased properties for total acquisition volume of $116.6 million, reflecting a weighted-average going-in cash cap rate of 6.9%.

●

Strategically recycled capital by disposing of 11 of our income properties and one vacant land parcel for total disposition volume of $86.5 million, reflecting a weighted average exit cap rate of 5.2%.

●	Reported net income, FFO, and AFFO per diluted share of $16.69, $5.84 and $5.57.[1]

●	In connection with the REIT conversion, established an initial quarterly dividend of $1.00 per share.

[1]

For calculations of FFO per diluted share and AFFO per diluted share, see page 53 of our Annual Report on Form 10-K filed with the SEC on March 5, 2021, which also includes a GAAP reconciliation of these non-GAAP measures.

Executive Compensation. The Board of Directors and Compensation Committee continued the implementation of our redesigned executive compensation practices, including the following actions:

●

We adhered to our stated disciplined approach that includes more modest annual equity awards, benchmarking total compensation against a well-constructed peer group, and an appropriate pay mix emphasizing incentive “at risk” compensation using rigorous pre-set goals that are objective and measurable.

●

We determined payouts under the Annual Incentive Plan for performance in 2020, and also established the metrics, weighting and goals for fiscal year 2021. We note that as a result of last year’s performance, payout for 2020 under the Annual Incentive Plan was, in the aggregate, between the “threshold” and “target” levels for the objective metrics.

●	We set 2021 target compensation for our NEOs, including adjustments to base salary and establishing award opportunities under the Annual Incentive Plan and long-term equity incentives.

●	We engaged Korn Ferry to continue to serve as the Company’s independent compensation consultant.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with those of our stockholders. This program is structured to motivate executive officers to achieve performance goals established by the Board and to create long-term allegiance to the Company’s stockholders.

The executive compensation program rewards executive officers for achievement of annual and long-term goals, based on their individual performance and their contribution to the overall performance of the Company. It is intended to balance annual performance incentives through salary and annual cash incentives with rewards for long-term performance through an equity incentive plan. In prior years, the equity incentive plan utilized primarily stock option awards, awards of time-based restricted stock awards (restricted stock that vests over time), and sometimes included performance-based restricted stock awards (restricted stock that vests upon the satisfaction of certain performance criteria, such as stock price appreciation). As discussed in prior years’ proxy statement, in 2017 we began using primarily time-based restricted stock and performance shares that vest over three years for long-term incentive compensation.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the Compensation Committee believes that the mix and design of the elements of compensation do not encourage employees to assume excessive risks because (1) as a real estate business, we do not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets) and (2) as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board the approval of compensation for the CEO. While the Compensation Committee reviews the total compensation paid to each of the NEOs, it considers each element of our executive compensation program to be separate and distinct. We have not adopted any formal or informal policy for allocating executive compensation between annual and long-term or between cash and non-cash. The Compensation Committee has historically made these allocation decisions each year based on the performance goals and objectives achieved for that year.

The full Board (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of our CEO. Mr. Albright also provides an annual evaluation to the Compensation Committee regarding the performance of our other NEOs and a recommendation on compensation for them and for all other officers and managers. In addition, certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Mr. Albright attends meetings (or portions thereof) at the Compensation Committee’s request, and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, Mr. Albright plays no role in setting his own compensation. Also, at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management, generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee may from time-to-time, in its sole discretion, retain or seek advice from compensation consultants, independent counsel, and other advisors, and is directly responsible for determining the compensation of, and overseeing, such advisors. As noted above, the Compensation Committee has engaged independent consultants in the past to review our compensation practices and plans, and most recently engaged Korn Ferry to assist in this review. The Compensation Committee determined that the engagement of Korn Ferry does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following:

●	Korn Ferry does not provide any other services to the Company, other than services in late 2020 in connection with the Company’s search for a new CFO, the fees for which were less than $120,000;

●	Korn Ferry received no fees from the Company in 2019 or 2020 other than in connection with the engagement by the Compensation Committee, and in connection with the above-referenced CFO search;

●	Korn Ferry maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

●	none of the Korn Ferry team assigned to the Company had any business or personal relationship with members of the Compensation Committee outside of the engagement;

●	none of the Korn Ferry team assigned to the Company had any business or personal relationship with any of our NEOs outside of the engagement; and

●	none of the Korn Ferry team assigned to the Company owned any of our common stock.

The scope of Korn Ferry’s engagement for 2020 was to advise the Compensation Committee on matters related to the compensation of our executive officers, including the implementation of our enhanced compensation practices, and compensation of our independent directors. In 2020, Korn Ferry supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) providing advice on the continuing implementation of our enhanced compensation practices, (iii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies and (iv) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company.

Competitive Considerations (Peer Group)

Starting in 2017, in connection with the redesign of our executive compensation practices, and based on advice from Korn Ferry, we implemented the practice of formally benchmarking executive compensation. The benchmarking data assists the Compensation Committee in comparing overall compensation practices against a broad mix of companies to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. The Compensation Committee views the compensation practices of our peer companies as a useful reference point when structuring each component of compensation and total remuneration overall. While references are made to the median of our peer group, the Compensation Committee does not target the median, average or any specific percentile of the peer group.

With the assistance of Korn Ferry, in 2019 the Compensation Committee established a peer group of the 14 companies listed below, which included a mix of companies selected on a holistic basis to provide better alignment with the Company’s size (taking into consideration revenues, assets and market capitalization), sector (including companies with diversified real estate activities), and executive talent. The 2019 peer group remained unchanged for 2020.

2020 PEER GROUP

● Agree Realty Corporation ● Cedar Realty Trust Inc. ● Five Point Holdings, LLC ● Four Corners Property Trust ● Getty Realty Corp. ● Lexington Realty Trust ● One Liberty Properties Inc.	● Rexford Industrial Realty, Inc. ● St. Joe Company, The ● Stratus Properties Inc. ● Tejon Ranch Co. ● Trinity Place Holdings Inc. ● Urstadt Biddle Properties Inc. ● Whitestone REIT

As part of our current compensation practices, the Compensation Committee periodically undertakes, with the assistance of Korn Ferry, a thorough review of the current peer group to determine whether any modifications are appropriate.

As discussed above, over the last two years, the Company completed several transformative initiatives that resulted in the Company largely completing its strategic goal of monetizing its legacy Daytona Beach land portfolio and converting its asset base to predominantly income-producing real estate investments. This transformation culminated with the Company’s conversion to a diversified REIT in 2020. As a result of the foregoing, the Compensation Committee, with the assistance of Korn Ferry, undertook a careful review of the Company’s peer group, and as a result established the 14 companies listed below as the Company’s peer group for 2021, all of which are REITs. The Compensation Committee paid special attention to Company’s current asset base, market capitalization, annual revenues, as well as the other factors. As noted above, for the performance-based equity incentive awards granted in 2020, an industry index will be utilized to measure relative TSR, rather than the peer group.

2021 PEER GROUP

● Armada Hoffler Properties, Inc. ● Acadia Realty Trust ● Agree Realty Corporation ● Chatham Lodging Trust ● Clipper Realty Inc. ● Four Corners Property Trust ● Getty Realty Corp.	● Monmouth Real Estate Investment Trust ● NetSTREIT Corp. ● One Liberty Properties Inc. ● Plymouth Industrial REIT Inc. ● RPT Realty ● Seritage Growth Properties ● Whitestone REIT

The salary levels and other compensation elements of our peer group are among the factors taken into consideration by the Compensation Committee when evaluating the compensation of our NEOs (without benchmarking to a specific target).

Executive Compensation Elements

Base Salary. The Compensation Committee believes that base salaries provide our NEOs with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. The base salaries of the NEOs were set at the time of their employment and thereafter have been set annually in January or February after a review of the following: (i) their performance during the previous year of the normal responsibilities associated with the NEO’s job description; (ii) any additional responsibilities assumed during the previous year, or any special or non-recurring projects undertaken during the year, and the NEO’s performance with respect to such additional responsibilities or projects; and (iii) compensation information provided by Korn Ferry pertaining to our peer group of companies to benchmark each executive’s compensation, including base salary, total cash compensation, total compensation, “at risk” compensation, and overall pay mix. The Compensation Committee analyzed the total mix of available information on primarily a qualitative basis in determining base salary. For information regarding each NEO’s performance in 2020, please see below under the heading “Annual Incentive Plan.”

Based on the information and advice provided by Korn Ferry, our NEOs’ base salaries were not increased for 2021, with the exception of Mr. Greathouse’s salary, which was increased to reflect his promotion to chief investment officer. The table below sets forth the base salaries for each of the NEOs for fiscal years 2019 through 2021. For Messrs. Partridge and Patten, each of whom were employees for only a portion of 2020, the 2020 amounts are annualized.

NEO Salaries

Name	2019	% increase	2020	% increase	2021

John P. Albright	$545,000	3.7%	$565,000	0.0%	$565,000

Matthew M. Partridge	n/a	n/a	$350,000	0.0%	$350,000

Steven R. Greathouse	$259,600	15.6%	$300,000	16.7%	$350,000

Daniel E. Smith	$229,500	7.8%	$247,500	0.0%	$247,500

Mark E. Patten	$255,000	7.8%	$275,000	n/a	n/a

Annual Incentive Plan. The purpose of the Annual Incentive Plan is to create a mutuality of interest between management and the Company’s stockholders through an annual cash incentive structure designed to incentivize and reward specific actions and outcomes that will contribute to and accelerate execution of the Company’s long-term strategic business plan and thereby increase long-term stockholder value. The Annual Incentive Plan provides for the utilization of pre-established metrics and measurable, objective goals for at least 80% of the target annual cash incentive amount for each NEO. During the beginning of each fiscal year, the Compensation Committee, with the assistance of Korn Ferry, establishes target cash incentive amounts for each plan participant (usually a percentage of base salary), as well as objective performance metrics that will be used to evaluate the NEOs’ performance during the coming year, including the relative weighting among the various metrics. In addition, the Compensation Committee will establish, for each metric, a “threshold,” “target” and “outperform/maximum” level of achievement (the “Goals”). The “threshold” Goal means the minimum level of achievement pertaining to that particular metric required for an award to be earned under the Annual Incentive Plan; the “target” Goal means the level of achievement pertaining to the metric required for the target award to be earned; and the “outperform/maximum” Goal means the level of achievement pertaining to the metric required for the maximum award. Linear interpolation will be used to determine amounts earned and paid based on achievement levels between the “threshold” and “target” Goals and between the “target” and “outperform/maximum” Goals.

During early 2020, in connection with establishing metrics, weighting and Goals under the Annual Incentive Plan, the Compensation Committee recognized the unprecedented economic disruption that had resulted from and likely would continue as a result of the COVID-19 pandemic. As a result, the Compensation Committee concluded the COVID-19 pandemic constituted an “unusual or nonrecurring event affecting the Company” as contemplated under the Annual Incentive Plan, and decreased from the traditional 80% to 70% the target annual incentive amount tied to pre-established metrics and measurable, objective goals, and increased from the traditional 20% to 30% the target annual incentive amount tied to qualitative metrics.

The metrics described below were selected for 2020 under the Annual Incentive Plan:

●

Company Investment Activity: As the Company nears completion of its strategic business plan of monetizing its land portfolio and investing the proceeds in income properties, management’s effective redeployment of land sales proceeds is critical to the long-term success of the Company. In particular, as a result of the substantial land transaction proceeds achieved in late 2019, the redeployment of those proceeds took on increased importance for 2020. In addition, the Company anticipated monetizing certain income property investments in certain markets in order to continue to enhance the composition and quality of our portfolio. As a result, for 2020, 40% of the available cash incentive payout was determined based on management’s investment activity, which was allocated 30% to income property acquisitions and 10% to income property dispositions, both at cap rates approved by the Board, or transactions otherwise approved by the Board.

●

Alpine Investment Activity: After the completion of Alpine’s IPO in November 2019, one of the Company’s top priorities was to increase the value of its investment in Alpine through prudently growing Alpine’s portfolio of single-tenant net-lease income properties, utilizing Alpine’s available cash on hand and its untapped revolving credit facility.

The following table sets forth the weighting and Goals established during the first 90 days of 2020 under the Annual Incentive Plan for the above metrics, along with the actual 2020 results achieved by management and the outcome under each of the metrics, as determined by the Compensation Committee.

	2020 GOALS			2020 RESULTS	2020 PAYOUT (0% to 150% of target)
METRIC (weighting)	THRESHOLD	TARGET	MAXIMUM

Company Investment Activity

Acquisitions at cap rate of 7.00%-8.00% (30%)	$175.0M	$225.0M	$275.0M	$185.1M	60.1%

Dispositions at cap rate of 6.50%-7.50% (10%)	$60.0M	$97.5M	$150.0M	$86.5M	85.3%

Alpine Investment Activity

Acquisitions at cap rate of 6.50%-7.50% (30%)	$110.0M	$140.0M	$170.0M	$116.6M	61.0%

Qualitative (30%)	Based on individual performance as determined by the Compensation Committee				Varies

Regarding the qualitative portion of the Annual Incentive Plan for 2020, the Compensation Committee’s determinations regarding eligibility for such portion for each of our NEOs is set forth below.

During 2020, under the leadership of Mr. Albright, the Company completed the following key initiatives:

REIT Conversion: We completed the process of repositioning of the Company as a diversified REIT, incorporated in Maryland and traded on the New York Stock Exchange. This included confirmation of the Company’s compliance with the complex rules and regulations applicable to REITs for 2020; a special stockholder meeting on November 9, 2020, to approve the conversion; and the payment on December 21, 2020, of a special distribution to the Company’s stockholders (the “REIT Conversion Special Distribution”) of all the Company’s previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company’s election to be to be taxable as a REIT commencing with its taxable year ending December 31, 2020. The REIT Conversion Special Distribution was paid in a combination of cash and newly-issued shares of Company common stock.

Re-Investment of Monetization Proceeds: In the fourth quarter of 2019, the Company completed the Alpine IPO and the sale to an unaffiliated third-party of a controlling interest in the wholly-owned subsidiary that held, at closing, approximately 5,300 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”). These transactions, as well as other land transaction closing in 2019, generated over $298 million in cash proceeds, all of which was successfully re-invested into a high-quality portfolio of primarily multi-tenant income properties in strong markets across the U.S., utilizing the 1031 like-kind exchange structure. The Company also closed on additional income property sales during 2020 at favorable cap rates as we continue to reposition our portfolio. Income property acquisitions for 2020 totaled approximately $185.1 million at a weighted average going-in cap rate of 7.8%, and income property dispositions for 2020 total approximately $86.5 million at a weighted average exit cap rate of 5.2%.

COVID-19: In March 2020, the World Health Organization declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which spread throughout the United States. The spread of the COVID-19 Pandemic in early 2020 caused significant volatility in the U.S. and international markets, and in many industries, business activity during 2020 experienced periods of almost complete shutdown. As a result, some of the Company’s tenants temporarily closed their businesses which, in some cases, impacted their ability to meet their monetary obligations, including the payment of rent. The Company closely monitored the situation and, in some instances, negotiated with tenants to defer or abate certain Contractual Base Rent (“CBR”) in exchange for additional lease term or other lease enhancing modifications. The Board believes that, under the conditions resulting from the COVID-19 Pandemic, the Company did an outstanding job collecting CBR and minimizing the amount of deferred CBR, and where such deferrals were appropriate, entering in to lease amendments favorable to the Company. For details on CBR collections per quarter and other details regarding the Company’s response to the COVID-19 Pandemic, please see the Company’s Form 10-Q for the second and third quarters of 2020, as well as the Company’s most recent Form 10-K for the year ending December 31, 2020 for the Company’s disclosure related to the COVID-19 Pandemic.

In addition to the completion of these key strategic initiatives, the Company reported net income of $16.69 per diluted share, FFO of $5.84 per diluted share, and AFFO of $5.57 per diluted share.1 The company also declared a regular cash dividend for the fourth quarter of 2020 and the first quarter of 2021 of $1.00 per share, representing an annualized yield of 7.72% based on the closing price of CTO common stock on March 29, 2021.

In addition, Mr. Albright continued to enhance the Company’s reputation and standing in the local and regional communities through his involvement in business and community events and organizations,

[1]

For calculations of FFO per diluted share and AFFO per diluted share, see page 53 of our Annual Report on Form 10-K filed with the SEC on March 5, 2021, which also includes a GAAP reconciliation of these non-GAAP measures.

including speaking engagements and board memberships such as his role on the board of the CEO Business Alliance and Vice Chairman of the Volusia County Beachside Redevelopment Committee. In February 2021, the Board, upon the recommendation of the Compensation Committee, determined that Mr. Albright was eligible for 125% of the qualitative component under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Greathouse’s performance for 2020 with input from the Board. His increase in base salary and target total compensation was based on the Company’s overall performance, the achievement of certain of the 2020 Goals, his contributions as SVP-Investments, his increase in responsibilities as SVP & Chief Investment Officer, and the compensation benchmarking information available to the Compensation Committee. Mr. Greathouse’s key accomplishments for 2020 included his pivotal role in the Company’s and Alpine’s success in transaction activities, as well as his role in managing the rent collection and lease modifications related to the COVID-19 Pandemic. In February 2021, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Greathouse was eligible for 125% of the qualitative component under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Smith’s performance for 2020 with input from the Board. Mr. Smith’s key accomplishments for 2020 included his pivotal role in the REIT conversion initiative and the establishment and maintenance of the corporate governance and compliance framework for the Company and Alpine, both NYSE-traded public companies. In February 2021, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Smith was eligible for 125% of the qualitative component under the Annual Incentive Plan.

The table below sets forth the actual awards earned by each of the NEOs under the Annual Incentive Plan based on their achievements during 2020:

Officer	2020 Target Award (% of base salary)	2020 Target Award ($)	2020 Actual Award (% of Target Award)	2020 Actual Award

John P. Albright	75%	$423,750	82.4%	$349,170

Matthew M. Partridge(1)	n/a	$110,000	n/a	$110,000

Steven R. Greathouse	50%	$150,000	82.4%	$123,600

Daniel E. Smith	50%	$123,750	82.4%	$101,970

Mark E. Patten(2)	50%	$0	n/a	$0

(1)

Mr. Partridge’s payment under the Annual Incentive Plan was provided in accordance with the terms of his employment agreement entered into in connection with his appointment to the role of Senior Vice President, Chief Financial Officer and Treasurer.

(2)	Mr. Patten did not receive payment under the Annual Incentive Plan for 2020 following his resignation effective August 7, 2020.

For 2021, the award opportunity levels under the Annual Incentive Plan, based on achieving the Goals for each metric, will be as follows:

2021 Annual Incentive Plan Payout Opportunities

Name	Base Salary	Threshold	Payout at Threshold	Target	Payout at Target	Maximum	Payout at Max.

John P. Albright	$565,000	37.5%	$211,875	75%	$423,750	112.5%	$635,625

Steven R. Greathouse	$350,000	25%	$87,500	50%	$175,500	75%	$262,500

Matthew M. Partridge	$350,000	25%	$87,500	50%	$175,000	75%	$262,500

Daniel E. Smith	$247,500	25%	$61,875	50%	$123,750	75%	$185,625

Equity Compensation. The Company’s Second Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) was adopted by the Board and approved by the stockholders in 2018. Awards under the 2010 Plan are approved by the Compensation Committee.

Awards under the 2010 Plan are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2010 Plan, the Compensation Committee has the discretion to determine the terms of each award. Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as stock options or performance-conditioned awards, the Compensation Committee believes that time-vested full value awards enhance the alignment between employees and stockholders, serve as a competitive retention vehicle, and guard against excessive risk-taking. The time-vested restricted stock granted in 2020 vests ratably over approximately three years, provided that the holder is continuously employed with the Company through each anniversary date.

The Board and the Compensation Committee intend that the 2010 Plan will be the primary vehicle for providing long-term compensation to and retention of its NEOs and other key managers in the near term. The table on page 41 below entitled “Outstanding Equity Awards at Fiscal Year End for 2020” describes the equity awards granted under the 2010 Plan that are currently outstanding.

The long-term incentive component of our executive compensation program now employs a combination of restricted stock and performance share awards which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Restricted stock awards, which generally vest ratably over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance. Performance share awards are earned based on multi-year performance over a three-year performance cycle.

Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted, the vesting of which is based on the TSR achieved by the Company during the performance period in comparison to that of a comparison group. In 2017, 2018 and 2019, the Compensation Committee utilized as the comparison group the applicable year’s peer group. For the performance share awards made in 2020 and 2021, in light of the Company progress in monetizing its non-income producing assets and conversion to a REIT, the Compensation Committee elected to utilize a broader comparison group comprised of real estate investment companies that did not include any land companies.

The Compensation Committee believes that by adopting this practice it will serve to incentivize and reward executives for strong performance over the long-term.

At Risk Compensation. For 2021, 73% of our CEO’s target total compensation is “at risk,” and 51% is “performance-based” and subject to performance measures. Of the performance-based compensation, 88% is subject to pre-defined objective measures. The following illustrates our CEO’s 2021 total compensation at target level:

401(k) Plan. Employees (including the NEOs) may participate in our 401(k) Plan, a tax-qualified retirement plan maintained to provide the opportunity to provide for retirement savings through tax-advantaged employee contributions. The 401(k) Plan permits eligible employees to contribute compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective contributions are immediately vested and non-forfeitable in the 401(k) Plan. Since January 2012, eligibility for the 401(k) Plan has required six calendar months of service in which the employee is credited with 160 hours of service in each month. The Company has adopted a “safe harbor” matching program, in which the Company matches (i) 100% of the employee’s contribution up to 3% of the employee’s compensation and (ii) 50% of the employee’s contribution up to the employee’s next 2% of compensation, for a total potential match of 4% of the employee’s compensation, subject to certain limitations imposed by the Internal Revenue Code.

Employment Agreements. On June 30, 2011, we entered into an employment agreement with Mr. Albright to serve as our President and CEO, effective August 1, 2011, which agreement was amended and restated on May 20, 2015, and again on July 29, 2020. On October 22, 2014, we entered into an employment agreement with Mr. Smith to serve as our Senior Vice President, General Counsel and Corporate Secretary. On February 26, 2016, we entered into an employment agreement with Mr. Greathouse to serve as our Senior Vice President-Investments. On October 1, 2020, we entered into an employment agreement with Mr. Partridge to serve as our Senior Vice President, Chief Financial Officer and Treasurer. We do not have any such agreements with any other officers or employees. On April 16, 2012, we entered into an employment agreement with Mr. Patten to serve as our Senior Vice President and CFO, which was terminated in connection with Mr. Patten’s resignation from the company on August 7, 2020.

Severance Benefits. Each of our NEOs may become entitled to receive certain payments or benefits upon a qualifying termination of employment (either prior to, or following, a Change in Control) pursuant to their employment agreements. These payments and benefits are described in detail in the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 43 of this proxy statement. None of our other employees has a severance agreement or an employment agreement providing severance benefits; however, all full-time employees of the Company may qualify to participate under the Company’s broad-based severance policy.

Other Matters

Health and Welfare Benefits. We provide to each NEO and all full time employees medical, dental and vision coverage as well as long-term and short-term disability and life insurance. The Company also pays a portion of the cost to cover employees’ dependents under the medical, dental and vision plans.

Perquisites. The Company does not provide its NEOs with any perquisites or personal benefits.

Stock Ownership. In January 2019, we adopted new and enhanced stock ownership guidelines for our directors and executive officers. These guidelines require the following minimum ownership levels of the Company’s common stock:

(i) Directors: the greater of (A) sufficient shares such that their value equals or exceeds five times the director’s annual retainer fee and (B) 2,000 shares.

(ii) CEO: sufficient shares such that their value equals or exceeds six times his or her annual base salary.

(iii) Other executive officers: sufficient shares such that their value equals or exceeds two times his or her annual base salary.

Compliance with these ownership guidelines is measured on the first trading day of each calendar year (the “Compliance Date”), commencing on the fifth Compliance Date after the later of (a) August 8, 2016 or (b) the date such person is first elected or appointed to such position.

In addition, with respect to shares of the Company’s common stock acquired through the vesting of equity incentive awards such as restricted stock, performance shares or the exercise of a stock option (“incentive plan shares”), the recipient of such award must retain at least 50% of the incentive plan shares (net of any incentive plan shares tendered to the Company or sold to pay corresponding income tax withholding, other payroll taxes and, where applicable, the stock option exercise price).

Compensation Developments for 2021

Equity Compensation. For 2021, the Compensation Committee selected as the comparison group the companies that comprised the MSCI US REIT Index as of February 1, 2021 (the “Index”), with the three-year performance period of January 1, 2021 to December 31, 2023. Between 0% and 150% of the target performance shares will be eligible to vest based on the achievement of threshold, target and outperform/maximum TSR goals relative to the TSR achieved by the Index. The threshold, target and outperform/maximum TSR goals for the current performance period are the achievement of TSR during the performance period that places the Company in the 34th, 51st or 67th percentile, respectively, of the TSR achieved during the performance period by the companies in the Index. If performance falls in between the threshold and target goals or the target and outperform/maximum goals, linear interpolation will be used to determine the percentage of target performance achieved. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying performance shares to which they relate. In the event of a nonqualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent. For our CEO, the equity awards in February 2021 were weighted, based on grant date fair value, approximately 59% to performance shares, and 41% to restricted shares. For the other NEOs, such weighting was approximately 54% to performance shares, and 46% to restricted shares.

Advisory Vote to Approve Executive Compensation. We conducted an advisory vote to approve executive compensation last year at the 2020 Annual Meeting. While this vote was not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation. At the 2020 Annual Meeting, 97.1% of the votes cast on the advisory vote to approve the executive compensation proposal were in favor of our named executive officers’ compensation as disclosed in our proxy statement, and as a result the proposal was approved. In evaluating our compensation program in 2020, we were mindful of our shareholder support, but we also made the corporate governance improvements described herein. We have determined that our shareholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our shareholders at the 2017 Annual Meeting.

Tax and Accounting Implications

Deductibility of Executive Compensation. In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. In addition, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited beginning in 2018, as described below. The material terms of the 2010 Plan were previously approved by shareholders in 2013 for purposes of Section 162(m), which allowed us to grant certain long-term incentive awards that are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee did not previously limit executive compensation to amounts deductible under Section 162(m) if the Compensation Committee determined that doing so is in the best interests of the Company.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be non-deductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Compensation Committee determines that doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2020 Annual Report. Submitted by the Compensation Committee: Christopher W. Haga, Chairman, George R. Brokaw, and Casey R. Wold.

Absence of Interlocks. None of the members of the Compensation Committee is or has been an executive officer of the Company and, except as disclosed herein, no director who served on the Compensation Committee during 2020 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2020.

Summary Compensation Table for 2018-2020

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2018, 2019, and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non- Equity Incentive Plan Compensation ($)	Time- Based Restricted Stock Awards ($)(2)	Performance- Based Restricted Stock and Performance Share Awards ($)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)

John P. Albright	2020	565,000	—	349,170	396,648	532,954	—	21,138(4)	1,864,910
President & CEO	2019	545,000	—	576,256	430,226	694,060	—	19,858(4)	2,265,400
	2018	545,000	—	458,679	398,606	609,969	—	19,658(4)	2,031,912

Matthew M. Partridge(1)	2020	87,500	50,000(1)	110,000	149,368	358,050	—	17,883(5)	772,801
Senior Vice President,
Chief Financial Officer & Treasurer

Steven R. Greathouse	2020	300,000	—	123,600	140,415	154,335	—	11,940(6)	730,290
Senior Vice President &	2019	259,600	—	182,992	136,610	180,337	—	11,740(6)	771,279
Chief Investment Officer	2018	242,250	—	135,920	118,125	135,582	—	11,522(6)	643,399

Daniel E. Smith	2020	247,500	—	101,970	115,818	127,318	—	13,510(7)	606,116
Senior Vice President,	2019	229,500	—	161,775	120,797	159,452	—	12,328(7)	683,852
General Counsel &	2018	220,000	—	123,437	117,602	134,982	—	12,166(7)	608,187
Corporate Secretary

Mark E. Patten	2020	165,705	—	—	128,714(9)	141,483(9)	—	12,948	448,850
Former Senior Vice	2019	255,000	—	179,750	134,199	177,168	—	13,522	759,639
President & Chief	2018	255,000	—	135,679	124,332	142,706	—	13,322	671,039
Financial Officer(8)

(1)

Mr. Partridge became a Named Executive Officer upon his appointment to the position of Senior Vice President, Chief Financial Officer and Treasurer in 2020. He received a signing bonus of $50,000 upon joining the Company.

(2)

Amounts consist of the aggregate grant date fair value of restricted stock awarded, calculated by multiplying the number of shares issued by the Company’s stock price at the grant date, less the present value of expected dividends during the vesting period.

(3)

Amounts consist of the aggregate grant date fair value of restricted stock and performance shares awarded, based on the probable outcome of conditions required to be met for vesting, computed in accordance with FASB ASC Topic 718. Amount does not reflect whether Messrs. Albright, Partridge, Greathouse or Smith have actually realized or will realize a financial benefit from the award, which is subject to performance conditions. For information on the valuation assumptions used in these computations, refer to Note 20 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2020 Annual Report.

(4)

Amounts reflect group term life insurance and long-term disability insurance premiums paid on behalf of Mr. Albright by the Company, and 401(k) plan employer matching contributions, all as follows: during fiscal year 2020: $2,322 (life insurance), $7,416 (disability insurance) and $11,400 (401(k) match).

(5)

Amount reflects reimbursement for moving expenses and Mr. Partridge’s portion of premiums paid for post-employment COBRA continuation coverage following the termination of employment from his previous employer and prior to his eligibility for coverage under the Company’s health insurance plan.

(6)

Amounts reflect group term life insurance premium paid on behalf of Mr. Greathouse by the Company, and 401(k) plan employer matching contributions, during fiscal year 2020: $540 (life insurance) and $11,400 (401(k) match).

(7)

Amounts reflect group term life insurance premium paid on behalf of Mr. Smith by the Company, and 401(k) plan employer matching contributions, as follows: during fiscal year 2020: $2,110 (life insurance) and $11,400 (401(k) match).

(8)	Mr. Patten served as our Senior Vice President & Chief Financial Officer during 2020 until his resignation effective August 7, 2020.
(9)	Mr. Patten received certain equity awards in February 2020 which were subsequently forfeited prior to vesting as a result of his resignation.

Total Realized Compensation Table for 2018-2020

The SEC’s calculation of total compensation, as shown in the “Summary Compensation Table” set forth on page 38 above, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the total compensation actually realized with respect to the applicable year in which benefit was received, not the year the award was made.*

Name and Principal Position	Year	Salary ($)	Bonus (A)($)	Time- Based Restricted Stock Vesting (B)($)	Performance- Based Restricted Stock and Performance Share Vesting (B)($)	Option Exercises (B)($)	All Other Compensation (C)($)	Total ($)

John P. Albright President & CEO	2020 2019 2018	565,000 545,000 545,000	576,256 458,679 386,250	391,078 332,300 411,503	324,937 — 133,960	— — —	20,938 19,858 19,658	1,878,209 1,355,837 1,496,371

Matthew M. Partridge Senior Vice President, Chief Financial Officer & Treasurer	2020	87,500	50,000	—	—	—	3,000	140,500

Steven R. Greathouse Senior Vice President & Chief Investment Officer	2020 2019 2018	300,000 259,600 242,250	182,992 135,920 163,925	132,696 135,051 176,463	140,221 — 96,375	— — —	11,740 11,740 11,522	767,649 542,311 690,535

Daniel E. Smith Senior Vice President, General Counsel & Corporate Secretary	2020 2019 2018	247,500 229,500 220,000	161,775 123,437 148,629	126,724 134,932 121,327	140,221 — 80,313	— — —	13,310 12,329 12,166	689,530 500,198 582,435

Mark E. Patten Former Senior Vice President & Chief Financial Officer	2020 2019 2018	165,705 255,000 255,000	179,750 135,679 177,150	133,865 136,956 176,463	140,221 — 192,750	— — 348,700	12,748 13,522 13,481	632,289 541,157 1,163,544

*

Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the “Total” column of the “Summary Compensation Table.” Total Realized Compensation is not a substitute for the total compensation as shown above in the “Total” column in the “Summary Compensation Table.” This supplemental table does not include all items required to be included as compensation in the “Summary Compensation Table.” Total Realized Compensation consists of (a) the actual salary paid during the indicated year, (b) the annual cash incentive award or bonus paid during the indicated year, (c) the market value on the vesting date of restricted shares vesting during the indicated year, and (d) the difference between the current market price and the strike price upon the exercise of stock options that occurred during the indicated year. For more information on total compensation as shown above in the “Total” column in the “Summary Compensation Table” under the SEC rules, see the notes accompanying the “Summary Compensation Table.”

(A)	Taxable in the year paid, related to prior year’s performance.
(B)	Vesting/Exercises—taxable value to NEO at the time of vesting or exercise, as applicable.
(C)	Consists of all other compensation included on the “Summary Compensation Table” under the “All Other Compensation” column, adjusted where applicable for differences with respect to timing of payment.

We believe the above table illustrates how our compensation programs have successfully linked pay with performance, as the “realized pay” for our CEO lags significantly behind the total compensation shown in the Summary Compensation Table. The future realization of a substantial portion of reported total compensation is directly linked to performance against pre-set, measurable metrics and goals.

Grants of Plan-Based Awards during the Year Ended December 31, 2020

The following table summarizes the grants of plan-based awards to our NEOs for the fiscal year ended December 31, 2020.

Name	Grant/ Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (performance shares)(1)			All Other Stock Awards: Number of Shares of Stock (restricted stock)(2)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

John P. Albright	2/12/2020	211,875	423,750	635,625	—	—	—	—	—

	2/12/2020	—	—	—	—	—	—	6,644	396,648

	2/24/2020	—	—	—	4,873	9,745	14,618	—	532,954

Matthew M. Partridge	10/1/2020	—	110,000	—	—	—	—	—	—

	10/1/2020	—	—	—	—	—	—	4,000	149,368

	10/1/2020	—	—	—	3,000	6,000	9,000	—	358,050

Steven R. Greathouse	2/12/2020	75,000	150,000	225,000	—	—	—	—	—

	2/12/2020	—	—	—	—	—	—	2,352	140,415

	2/24/2020	—	—	—	1,411	2,822	4,233	—	154,335

Daniel E. Smith	2/12/2020	61,875	123,750	185,625	—	—	—	—	—

	2/12/2020	—	—	—	—	—	—	1,940	115,818

	2/24/2020	—	—	—	1,164	2,328	3,492	—	127,318

Mark E. Patten	2/12/2020	68,750	137,500	206,250	—	—	—	—	—

	2/12/2020	—	—	—	—	—	—	2,156	128,714

	2/24/2020	—	—	—	1,294	2,587	3,881	—	141,483

(1)

The performance share grants to Messrs. Albright, Greathouse, Patten and Smith were awarded on February 24, 2020 based on their 2019 performance and were made pursuant to the 2010 Plan. The performance share grant to Mr. Partridge was awarded in connection with the commencement of his employment. As contemplated under the terms of the 2020 Plan, on January 20, 2021, in connection with the REIT Conversion Special Distribution, the Compensation Committee made an equitable adjustment to the number of performance shares for Messrs. Albright, Greathouse, Partridge and Smith by increasing the number thereof by approximately 28.6%. The number of performance shares shown in the above table does not reflect the equitable adjustment.

(2)

The restricted share grants to Messrs. Albright, Greathouse, Patten and Smith were awarded on February 12, 2020 based on their 2019 performance and were made pursuant to the 2010 Plan. The stock price at the time of the grant was $62.47 (not adjusted for the REIT Conversion Special Distribution). Mr. Partridge’s restricted share grant was awarded on October 1, 2020 in connection with the commencement of his employment. The stock price at the time of the grant was $44.91 (not adjusted for the REIT Conversion Special Distribution). As contemplated under the terms of the 2020 Plan, on January 20, 2021, in connection with the REIT Conversion Special Distribution, the Compensation Committee made an equitable adjustment to the number of restricted shares for Messrs. Albright, Greathouse, Partridge and Smith by increasing the number thereof by approximately 25.8%. The number of restricted shares shown in the above table does not reflect the equitable adjustment.

Outstanding Equity Awards at Fiscal Year End for 2020

The following table sets forth certain information with respect to all exercisable and unexercisable stock options and outstanding time-based restricted stock and performance-based equity awards previously awarded to our NEOs as of December 31, 2020. The table below does not reflect the equitable adjustments made subsequent to December 31, 2020 related to the REIT Conversion Special Distribution; see the table on page 42 for inclusion of such equitable adjustment.

Name	Option Awards(1)					Stock Awards(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

John P. Albright	20,000	(2)	—	57.50	1/28/2025	13,558	571,605	50,613	2,133,844	(5)

John P. Albright	40,000	(2)	—	55.62	1/28/2025	—	—	—	—

Matthew M. Partridge	—		—	—	—	4,000	168,640	6,000	252,960	(6)

Steven R. Greathouse	—		—	—	—	4,505	189,931	7,419	312,785	(6)

Daniel E. Smith	10,000		—	50.00	10/22/2024	3,910	164,846	6,594	278,003	(6)

(1)

Other than as noted in footnote 2 below, stock options for Messrs. Albright and Smith became exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. They remain exercisable until they expire ten years from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control.

(2)

Outstanding stock options for Mr. Albright became exercisable (i) with respect to the option to purchase 20,000 shares awarded in 2015, 100% on January 28, 2016, and (ii) with respect to the option to purchase 40,000 shares awarded in 2016, in three approximately equal annual installments beginning on the award date (1/3 vested immediately), then on each of January 28, 2017 and January 28, 2018. Otherwise their terms are consistent with the stock options described in footnote 1 above.

(3)

These columns include (i) restricted stock awarded to Mr. Albright in connection with his employment agreement (performance-based vesting), (ii) restricted stock awarded to Messrs. Albright, Greathouse and Smith in 2018, 2019, and 2020 for their 2017, 2018 and 2019 performance (time-based vesting); (iii) performance shares awarded to Messrs. Albright, Greathouse and Smith in 2018, 2019 and 2020 for their 2017, 2018, and 2020 performance; and (iv) performance shares and time-based restricted stock awarded to Mr. Partridge in connection with the commencement of his employment on October 1, 2020. Mr. Albright’s performance-based restricted stock, had it vested, would have vested in multiple segments based on our stock attaining certain target prices per share; however, pursuant to the terms thereof, the award expired without vesting in January 2021. The time-based restricted stock vests over a three-year period. The performance share awards entitle the recipients to receive, at the conclusion of a three-year performance period, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. See Note 20 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2020 Annual Report. The grant date fair value of the performance based restricted stock awards and the performance shares, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718), is the amount reported in the “Performance-Based Restricted Stock Awards” column of the “Summary Compensation Table.”

(4)	Values are calculated as of December 31, 2020, using the closing market price per share of our stock on that date of $42.16 and, with respect to performance shares, assuming vesting at the 100% level.
(5)

This amount is attributable to (i) 22,000 restricted shares (the “Price Vesting Restricted Stock”) that would have vested only if the Company’s share price had achieved the following thresholds prior to expiration in January 2021 (for the specified number of shares): $70 (18,000) and $75 (4,000); and (ii) 28,613 performance shares, which entitle Mr. Albright to receive a certain number of shares of the common stock of the Company upon expiration of the three-year vesting period as described in footnote 3 above.

(6)

Messrs. Partridge, Greathouse and Smith are entitled to receive a certain number of shares of the common stock of the Company upon expiration of the applicable three-year vesting period as described in footnote 3 above.

The following table, similar to the immediately preceding table, sets forth certain information with respect to all exercisable and unexercisable stock options and outstanding time-based restricted stock and performance based equity awards previously awarded to our NEOs as of December 31, 2020; however, the information in the table below is adjusted to give effect to (i) the equitable adjustment to the outstanding equity awards made by the Compensation Committee in connection with the REIT Conversion Special Distribution and (ii) the expiration and forfeiture of the Price Vesting Restricted Stock, both of which occurred in January 2021.

Name	Option Awards(1)					Stock Awards(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

John P. Albright	25,083	(2)	—	45.85	1/28/2025	17,051	718,870	36,804	1,551,657	(5)

John P. Albright	50,167	(2)	—	44.35	1/28/2025	—	—	—	—

Matthew M. Partridge	—		—	—	—	5,030	212,065	7,718	325,391	(5)

Steven R. Greathouse	—		—	—	—	5,666	238,879	9,543	402,333	(5)

Daniel E. Smith	12,541		—	39.87	10/22/2024	4,917	207,301	8,481	357,559	(5)

(1)

Other than as noted in footnote 2 below, stock options for Messrs. Albright and Smith became exercisable in three equal annual installments beginning on the first anniversary of their respective grant dates, with full exercisability upon a change in control. They remain exercisable until they expire ten years from the date of grant, subject to earlier expiration upon termination of employment. Any unvested portion of the option will vest upon a change in control.

(2)

Outstanding stock options for Mr. Albright became exercisable (i) with respect to the option to purchase 20,000 shares (increased to 25,083 shares effective January 20, 2021 as a result of the REIT Conversion Special Distribution) awarded in 2015, 100% on January 28, 2016, and (ii) with respect to the option to purchase 40,000 shares (increased to 50,167 shares effective January 20, 2021 as a result of the REIT Conversion Special Distribution) awarded in 2016, in three approximately equal annual installments beginning on the award date (1/3 vested immediately), then on each of January 28, 2017 and January 28, 2018. Corresponding decreases in the option exercise prices were also made as a result of the REIT Conversion Special Distribution, otherwise their terms are consistent with the stock options described in footnote 1 above.

(3)

These columns include (i) restricted stock (time-based vesting) awarded to Messrs. Albright, Greathouse and Smith in 2018, 2019, and 2020 for their 2017, 2018 and 2019 performance, as adjusted on January 20, 2021 in connection with the REIT Conversion Special Distribution; (ii) performance shares awarded to Messrs. Albright, Greathouse and Smith in 2018, 2019 and 2020 for their 2017, 2018, and 2019 performance, as adjusted on January 20, 2021 in connection with the REIT Conversion Special Distribution; and (iii) performance shares and time-based restricted stock awarded to Mr. Partridge in connection with the commencement of his employment on October 1, 2020, as adjusted on January 20, 2021 in connection with the REIT Conversion Special Distribution. The time-based restricted stock vests over a three-year period. The performance share awards entitle the recipients to receive, at the conclusion of a three-year performance period, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. See Note 20 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2020 Annual Report. The grant date fair value of the performance based restricted stock awards and the performance shares, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718), is the amount reported in the “Performance-Based Restricted Stock Awards” column of the “Summary Compensation Table.”

(4)	Values are calculated as of December 31, 2020, using the closing market price per share of our stock on that date of $42.16 and, with respect to performance shares, assuming vesting at the 100% level.
(5)

Messrs. Albright, Partridge, Greathouse and Smith are entitled to receive a certain number of shares of the common stock of the Company upon expiration of the applicable three-year vesting period as described in footnote 3 above.

Option Exercises and Stock Vested During the Year Ended December 31, 2020

The following table sets forth the total stock options exercised and the total restricted stock that had vested for our NEOs during the year ended December 31, 2020.

	OPTION AWARDS		TIME-VESTING RESTRICTED STOCK AWARDS(1)		PERFORMANCE SHARE AWARDS(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)

John P. Albright	—	—	6,024	391,078	5,214	324,937

Matthew M. Partridge	—	—

Steven R. Greathouse	—	—	2,044	132,696	2,250	140,221

Daniel E. Smith	—	—	1,952	126,724	2,250	140,221

Mark E. Patten	—	—	2,062	133,865	2,250	140,221

(1)

Restricted shares vesting in 2020 are comprised of a portion of the time-based restricted shares awarded in 2017, 2018 and 2019 as compensation for 2016, 2017 and 2018 performance, respectively. The vesting occurred in January 2020 (prior to the completion of the REIT Conversion Special Distribution), and thus the number of shares vesting and value realize was not affected by the REIT Conversion Special Distribution.

(2)

Performance share awards vesting in 2020 were awarded in January 2017 and provided for the recipients to receive, at the conclusion of the performance period commencing January 1, 2017 and ending December 31, 2019, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. The vesting occurred in February 2020 (prior to the completion of the REIT Conversion Special Distribution), and thus the number of shares vesting and value realize was not affected by the REIT Conversion Special Distribution.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits. We entered into an employment agreement with Mr. Albright on June 30, 2011, in connection with his appointment as our President and CEO effective August 1, 2011, which agreement was amended and restated several times, concluding on July 29, 2020. Pursuant to his employment agreement, if Mr. Albright’s employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 275% of the sum of (i) his then-current base salary and (ii) his then-current annual target bonus, in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Partridge on October 1, 2020, in connection with his appointment as our Senior Vice President, Chief Financial Officer and Treasurer. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Partridge’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Partridge voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Greathouse on February 26, 2016, in connection with his appointment as our Senior Vice President-Investments, which agreement was amended on

February 26, 2016 and August 4, 2017. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Greathouse’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Greathouse voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Smith on October 22, 2014, in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary, which agreement was amended on February 26, 2016 and August 4, 2017. Pursuant to his employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Patten on April 16, 2012, in connection with his appointment as our Senior Vice President and Chief Financial Officer, which agreement was amended on February 26, 2016 and August 4, 2017 and terminated on July 31, 2020 in connection with Mr. Patten’s resignation from employment with the Company which employment ended on August 7, 2020. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Patten’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Patten voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Other than as described above, we do not have any employment agreements, change in control agreements, or severance agreements with any of our executive officers or employees.

Annual Incentive Plan Payments. Under the Annual Incentive Plan, if a participant experiences a qualifying termination (as defined below) prior to or on December 31 of the applicable plan year, such participant will be entitled to receive a prorated annual cash incentive payment for such plan year. The prorated amount will be based on the number of days worked by the participant during the applicable plan year prior to and including the date on which the participant’s termination of employment occurs. The Annual Incentive Plan defines a “qualifying termination” as a termination of employment on or after April 1 of the applicable plan year by (a) the Company without cause or (b) the participant for good reason. “Cause” and “good reason” will have the meanings ascribed to such terms in such participant’s employment or similar agreement or, if no such agreement exists, then as defined in the Annual Incentive Plan. Any prorated annual cash bonus will be payable no later than 30 days following the participant’s termination of employment based on the “target” level of achievement.

Equity-Based Incentive Awards. All equity awards agreements entered into with our NEOs and other officers pursuant to the 2010 Plan (including the award agreements pertaining to stock options, time-based restricted shares, performance-based restricted shares and performance shares) provide that all unvested awards become vested upon the officer’s termination of employment without cause or the officer’s resignation for good reason (as such terms are defined in the executive’s employment agreement or the award agreement, as applicable), in each case, within 24-months following a change in control.

Under the 2010 Plan, a change of control shall be deemed to have occurred if:

●

any person (as such term is used in Section 13(d) of the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”);

●

approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

●

upon a change in the composition of the Board such that, during any twelve-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

The following table sets forth the benefit that would have been realized by Messrs. Albright, Partridge, Greathouse and Smith as of December 31, 2020, if such officer’s employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each NEO as of December 31, 2020, if a change in control had occurred on or before such date. The table below does not reflect the equitable adjustments made subsequent to December 31, 2020 related to the REIT Conversion Special Distribution; see the table on page 47 for inclusion of such equitable adjustment.

Name	Benefit	Change in Control Without Termination ($)	Termination without Cause or with Good Reason after Change in Control ($)	Termination without Cause ($)

John P. Albright	Unvested Stock Option Awards and Unvested Time-Based Restricted Stock Awards(1)	—	571,605	—

	Severance pursuant to employment agreement	—	2,330,625	1,130,000

	Unvested Performance-Based Restricted Stock and Performance Share Awards(1) (2)	—	2,737,006	—

	Total	—	5,639,236	1,130,000

Matthew M. Partridge	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	168,640	—

	Severance pursuant to employment agreement	—	350,000	—

	Unvested Performance Share Awards(1) (2)	—	379,440	—

	Total	—	898,080	—

Steven R. Greathouse	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	189,931	—

	Severance pursuant to employment agreement	—	300,000	—

	Unvested Performance Share Awards(1) (2)	—	469,178	—

	Total	—	959,109	—

Daniel E. Smith	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	164,846	—

	Severance pursuant to employment agreement	—	247,500	—

	Unvested Performance Share Awards(1) (2)	—	417,005	—

	Total	—	829,351	—

	TOTAL	—	8,325,776	1,130,000

(1)

Values are calculated as if a change in control and/or termination had taken place on December 31, 2020 (the last business day of 2020), using the closing market price per share of our stock on that date of $42.16, less the exercise price of the respective option awards.

(2)	The value attributable to the performance shares outstanding as of 12/31/2020 assumes full vesting, i.e., at 150% of target.

The following table, similar to the immediately preceding table, sets forth the benefits that would have been realized by Messrs. Albright, Partridge, Greathouse and Smith as of December 31, 2020, if such officers’ employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each NEO as of December 31, 2020, if a change in control had occurred on or before such date; however, the information in the table below is adjusted to give effect to (i) the equitable adjustment to the outstanding equity awards made by the Compensation Committee in connection with REIT Conversion Special Distribution and (ii) the expiration and forfeiture of the Price Vesting Restricted Stock, both of which occurred in January 2021.

Name	Benefit	Change in Control Without Termination ($)	Termination without Cause or with Good Reason after Change in Control ($)	Termination without Cause ($)

John P. Albright	Unvested Stock Option Awards and Unvested Time-Based Restricted Stock Awards(1)	—	718,870	—

	Severance pursuant to employment agreement	—	2,330,625	1,130,000

	Unvested Performance-Based Restricted Stock and Performance Share Awards(1) (2)	—	2,327,485	—

	Total	—	5,376,980	1,130,000

Matthew M. Partridge	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	212,065	—

	Severance pursuant to employment agreement	—	350,000	—

	Unvested Performance Share Awards(1) (2)	—	488,086	—

	Total	—	1,050,151	—

Steven R. Greathouse	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	238,879	—

	Severance pursuant to employment agreement	—	300,000	—

	Unvested Performance Share Awards(1) (2)	—	603,499	—

	Total	—	1,142,378	—

Daniel E. Smith	Unvested Stock Option Awards and Unvested Restricted Stock Awards(1)	—	207,301	—

	Severance pursuant to employment agreement	—	247,500	—

	Unvested Performance Share Awards(1) (2)	—	536,338	—

	Total	—	991,139	—

	TOTAL	—	8,560,648	1,130,000

(1)

Values are calculated as if a change in control and/or termination had taken place on December 31, 2020 (the last business day of 2020), using the closing market price per share of our stock on that date of $42.16, less the exercise price of the respective option awards.

(2)	The value attributable to the performance shares outstanding as of 12/31/2020 assumes full vesting, i.e., at 150% of target.

PAY RATIO

We are providing the following estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees in accordance with applicable SEC rules.

We determined our median employee based on total compensation (including base salary, year-end bonus and equity compensation (in each case annualized with respect to any full- and part-time employees who joined the Company during 2020)) of each of our 16 employees (excluding the CEO) as of December 31, 2020. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of

Regulation S-K, resulting in annual total compensation of $144,747. As disclosed in the Summary Compensation Table appearing on page 38 above, our current CEO’s annual total compensation for 2020 was $1,864,910. Our current CEO has served in this capacity since August 1, 2011, which period of service includes December 31, 2020, the date of determination for the median employee. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 12.9 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above may not be appropriate as a basis for comparison between companies.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	208,091	(2)	44.36	(3)	358,687	(4)

Equity compensation plans not approved by security holders	—		—		—

Total	208,091		44.36		358,687

(1)	Consists entirely of common shares authorized for issuance under the 2010 Plan.
(2)	Reflects the maximum number of shares that may be issued pursuant to all outstanding stock option and performance share awards, as adjusted in connection with the REIT Conversion Special Distribution.
(3)	Reflects only the exercise price for outstanding stock option awards, including the equitable adjustment thereto in connection with the REIT Conversion Special Distribution.
(4)	Reflects an increase in the number of available shares to address the dilutive effect of the REIT Conversion Special Distribution.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our 2020 Annual Report:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2020, and reports on the effectiveness of internal controls over financial reporting contained in our 2020 Annual Report, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence and received the written disclosures and the letter from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2020 Annual Report on Form 10-K. The Audit Committee also has appointed, and requested stockholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Submitted by the Audit Committee: Howard C. Serkin, Chairman, George R. Brokaw, R. Blakeslee Gable and Christopher W. Haga.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021. Grant Thornton was appointed as the Company’s independent registered public accounting firm on March 2, 2012.

Representatives of Grant Thornton are required to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Grant Thornton as our independent registered public accounting firm, our Board and the Audit Committee believe such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Grant Thornton as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. If the stockholders do not ratify the appointment of Grant Thornton, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Grant Thornton is ratified, the Audit Committee will continue to conduct an ongoing review of Grant Thornton’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Grant Thornton at any time. This proposal will be approved if the number of votes cast “for” the proposal exceed the number of votes cast ”against” the proposal. Abstentions are not considered votes vast for the foregoing purpose, and will have no effect on the outcome of this proposal. Shares represented by validly-executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of Grant Thornton as our independent registered public accounting firm.

Our Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

Auditor Fees

The following table represents aggregate fees billed in 2020 and 2019 by Grant Thornton for professional services, by category as described in the notes to the table. All fees were pre-approved by the Audit Committee.

	2020		2019

	$		$

Audit Fees(1)	654,574		410,415

Audit-Related Fees	269,532		45,000

Tax Fees(2)	163,576		140,076

All Other Fees	—		—

Total	1,087,682	(3)	595,491

(1)

Aggregate fees billed for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements, review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.

(2)

Aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

(3)

The increase in audit and audit-related fees billed in 2020 as compared to 2019 was primarily attributable to non-recurring fees related to (i) the repositioning of the Company as a diversified REIT and (ii) carve-out financial statements filed on Form 8-K in 2020 related to the Company’s significant income property acquisitions in late 2019 and early 2020.

Pre-approval Policy

The Audit Committee has adopted a Pre-Approval Policy (the “Pre-Approval Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Pre-Approval Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

For the fiscal years ended December 31, 2020 and 2019, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2020, less than 50% of the hours expended on Grant Thornton’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Grant Thornton.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s CFO and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s CFO and will include a description of the services to be rendered. The Company’s CFO will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our NEOs, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2020 compensation of our NEOs.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore binding on neither the Company, the Compensation Committee nor our Board, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our NEOs.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters that will or may be properly presented at the Annual Meeting by others. Unless the date of the Annual Meeting is postponed by more than 30 days from the prior year’s annual meeting of stockholders, the deadline under our Bylaws for any stockholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote on such other matters in their best judgment with respect to the shares for which we have received proxies.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and NYSE American initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2020.

STOCKHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2021 annual meeting of stockholders, a written copy of their proposal must be received at our principal executive offices no later than December 16, 2021. Proposals must comply with the Regulation 14A under the Exchange Act relating to stockholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

Required Timing. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2022 annual meeting of stockholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 150 days nor more than 210 days prior to the first anniversary of the date of the Annual Meeting. Thus, to be timely, the written notice of a stockholder’s intent to make a nomination for election as a director or to bring any other matter before the 2022 annual meeting of stockholders must be received by our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809 no earlier than October 28, 2021, and no later than December 27, 2021. Such notice must comply with the advance notice provisions and other requirements of Section 11 of Article II of our Second Amended and Restated Bylaws. Further, any proxy granted with respect to the 2022 annual meeting of stockholders will confer on management discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

A copy of our Second Amended and Restated Bylaws is available as an exhibit to a current report on Form 8-K we filed with the SEC on February 1, 2021. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, will be disregarded.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2020, together with this proxy statement, have been made available to the Company’s stockholders at www.materials.proxyvote.com/22948Q. Paper copies may be obtained by writing to us at P.O. Box 10809, Daytona Beach, Florida 32120-0809. Our 2020 Annual Report and proxy statement are also available on our website at www.ctoreit.com.

CTO REALTY GROWTH, INC.

1140 N. WILLIAMSON BLVD., SUITE 140

DAYTONA BEACH, FL 32114

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CTO2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47596-P55541                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CTO REALTY GROWTH, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:				number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2022 Annual Meeting of Stockholders.

Nominees:

01)	Laura M. Franklin	04) R. Blakeslee Gable
02)	John P. Albright	05) Christopher W. Haga
03)	George R. Brokaw	06) Casey R. Wold

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D47597-P55541

CTO REALTY GROWTH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2021 2:00 PM EDT

The stockholder(s) hereby appoint(s) John P. Albright and Laura M. Franklin, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CTO REALTY GROWTH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time on Wednesday, May 26, 2021, virtually at www.virtualshareholdermeeting.com/CTO2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE